The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS, DATED JANUARY 27, 2009

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-146720
333-146720-01
Prospectus Supplement
January   , 2009
(To Prospectus Dated October 15, 2007)
$350,000,000

Newmont Mining Corporation
          % Convertible Senior Notes due 2012

We are offering $350,000,000 aggregate principal amount of our     % Convertible Senior Notes due 2012 (the “notes”). The notes will bear interest at a rate of     % per year, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2009. The notes will mature on February 15, 2012, unless earlier repurchased or converted.

Holders may convert their notes at any time prior to January 1, 2012, only under the following circumstances: (1) during any fiscal quarter commencing after March 31, 2009, if the last reported sale price of our common stock is greater than or equal to 130% of the conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) during the five business day period after any 10 consecutive trading-day period in which the trading price per $1,000 principal amount of notes was less than 98% of the product of the last reported sale price of our common stock and the conversion rate; or (3) upon the occurrence of specified corporate transactions. On or after January 1, 2012, holders may convert their notes at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date. Holders will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and our common stock, if any, delivered to holders upon conversion. Upon conversion, we will pay cash and deliver shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, based on a daily conversion value calculated on a proportionate basis for each trading day of a 25 trading-day observation period.

The initial conversion rate will be           shares of our common stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $      per share of common stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances.

We may not redeem the notes at our option prior to maturity. If we undergo a fundamental change, as described in this prospectus supplement, holders may require us to repurchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the repurchase date.

The notes will rank equally with all our existing and future unsecured senior debt and senior to all our future subordinated debt. The notes will be guaranteed on a senior unsecured basis by our subsidiary Newmont USA Limited. This guarantee will be the unsecured senior obligation of Newmont USA Limited. The guarantee will be released if Newmont USA Limited ceases to guarantee more than $75 million of other debt of Newmont.

The notes are new securities, and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. We do not intend to apply for a listing of the notes on any securities exchange.

Our common stock is listed on the New York Stock Exchange under the symbol “NEM.” The last reported sale price of our common stock on the New York Stock Exchange on January 26, 2009 was $43.37 per share.

Concurrently with this offering of notes, under a separate prospectus supplement, we are offering 19,000,000 shares of common stock in an underwritten public offering (or 21,850,000 shares if the underwriters exercise their over-allotment option with respect to that offering in full). Neither the completion of this offering nor of the common stock offering will be contingent on the completion of the other.

Investing in the notes or our common stock issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total(1)

Public offering price		%	$
Underwriting discount		%	$
Proceeds to us (before expenses)		%	$

(1)	We have granted the underwriters an option exercisable for a period of 13 days, commencing on and including the date of original issuance of the notes, to purchase up to an additional $52,500,000 principal amount of notes at the public offering price, less the underwriting discount, to cover over-allotments, if any.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about February   , 2009.

Citi	J.P.Morgan

BMO Capital Markets

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class of	Amount to be	Maximum Offering	Maximum Aggregate	Amount of
Securities to be Registered	Registered	Price Per Security	Offering Price(1)	Registration Fee
% Convertible Senior Notes due 2012	$ 402,500,000	100%	$ 402,500,000	$15,818.25
Guarantees of Convertible Senior Notes	—	—	—	— (2)
Common Stock, par value $1.60 per share, issuable upon conversion of Convertible Senior Notes	— (3)	—	—	— (4)
Total				$15,818.25

(1)	Equals the aggregate principal amount of notes being registered (including notes which may be purchased by the underwriters to cover over-allotments, if any). Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Pursuant to Rule 457(n), no registration fee is required with respect to the guarantees.

(3)	An indeterminate number of shares of common stock may be issued from time to time upon conversion of the % Convertible Senior Notes due 2012.

(4)	No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, these notes only in jurisdictions where such offers and sales are permitted. You should not assume that the information provided by this prospectus supplement and the accompanying prospectus or the documents incorporated by reference in this document is accurate as of any date other than their respective dates. Our business, financial condition, results of operations or prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and this offering. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the notes offered by this prospectus supplement and accompanying prospectus. For information about the notes, see “Description of Notes” in this prospectus supplement. For information about our common stock, see “Description of Common Stock” in this prospectus supplement and “Description of Capital Stock” in the accompanying prospectus. When we refer to this “document,” we mean this prospectus supplement and the accompanying prospectus, unless the context otherwise requires.

Before you invest in the notes, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Where You Can Find More Information.”

If the information set forth in this prospectus supplement varies in any way from the information set forth in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

Unless we have indicated otherwise, or the context otherwise requires, references in this document to “Newmont,” “the Company,” “we,” “us,” “our Company” or “our” refer to Newmont Mining Corporation and its consolidated subsidiaries, except where it is clear that such terms refer to Newmont Mining Corporation only.

References in this document to “equity ounces” or “equity pounds” mean that portion of gold or copper produced, sold or included in proven and probable reserves that is attributable to our ownership or economic interest.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to “$” or “dollar” are to the lawful currency of the United States.

FORWARD-LOOKING STATEMENTS

Some statements contained in this document, including information incorporated by reference herein, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act), and are intended to be covered by the safe harbor created by those sections. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “estimate(s)”, “should”, “intend(s)” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements may include forecasts of our financial results and condition, expectations for our operations and business, and our assumptions for those forecasts and expectations. The forward-looking statements contained in documents incorporated by reference are more specifically indicated in those documents. Do not unduly rely on forward-looking statements. Actual results might differ significantly from our forecasts and expectations due to several factors. For a discussion of some of these factors, see “Risk Factors” beginning on page S-8 of this prospectus supplement, “Forward-Looking Statements” on page 2 of the accompanying prospectus and “Forward-Looking Statements” and “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in our Annual Report on Form 10-K for the year ended December 31, 2007, each of which is incorporated by reference in this prospectus supplement.

S-ii

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto incorporated by reference into this prospectus supplement, other documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ option to purchase additional notes.

Our Company

Newmont Mining Corporation is primarily a gold producer with significant assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, New Zealand and Mexico. As of December 31, 2008, we had proven and probable gold reserves of 85.0 million equity ounces. We are also engaged in the production of copper, principally through our Batu Hijau operation in Indonesia.

Products

Gold

We had consolidated sales of 6.2 million ounces of gold (5.3 million equity ounces) in 2007, 7.2 million ounces (5.9 million equity ounces) in 2006 and 8.2 million ounces (6.5 million equity ounces) in 2005. We had consolidated sales of 4.6 million ounces of gold (3.8 million equity ounces) in the nine months ended September 30, 2008, and 4.5 million ounces of gold (3.8 million equity ounces) in the nine months ended September 30, 2007. For 2007, 2006 and 2005, 78%, 86% and 84%, respectively, of our net revenues were attributable to gold sales. For the nine months ended September 30, 2008 and September 30, 2007, 85% and 73%, respectively, of our net revenues were attributable to gold sales. Of our 2007 gold sales, approximately 38% came from Nevada, 25% from Peru, 19% from Australia/New Zealand, 8% from Indonesia and 7% from Africa. Of our gold sales in the nine months ended September 30, 2008, approximately 35% came from Nevada, 30% from Peru, 20% from Australia/New Zealand, 8% from Africa and 4% from Indonesia.

Copper

We had consolidated sales of 428 million pounds of copper (204 million equity pounds) in 2007, 435 million pounds (230 million equity pounds) in 2006 and 573 million pounds (303 million equity pounds) in 2005. We had consolidated sales of 201 million pounds of copper (90 million equity pounds) in the nine months ended September 30, 2008, and 351 million pounds of copper (170 million equity pounds) in the nine months ended September 30, 2007. For 2007, 2006 and 2005, 22%, 14% and 16%, respectively, of our net revenues were attributable to copper sales. For the nine months ended September 30, 2008 and September 30, 2007, 15% and 27%, respectively, of our net revenues were attributable to copper sales.

Recent Developments

Pending Acquisition of Remaining Interest in Boddington

On January 27, 2009, we announced the signing of a definitive purchase agreement to acquire from AngloGold Ashanti Australia Limited (“AngloGold”), a wholly owned subsidiary of AngloGold Ashanti Ltd., its 33.33% interest in the Boddington project in Western Australia (the “Acquisition”). Upon completion of the Acquisition, Newmont will own 100% of the Boddington project.

Boddington is a large, open pit mine in Western Australia, located 130 kilometers southeast of Perth. At the end of 2008, the development of the Boddington project was approximately 89% complete, with start-up expected by mid-2009. We continue to expect total capital costs to be between $2.6 and $2.9 billion on a 100% basis. Boddington is expected to be Australia’s largest gold producer upon its completion, with expected average annual gold production of approximately one million ounces at costs applicable to sales of approximately $300 per ounce (on a by-product basis) for the first five years of operation, and an expected mine life in excess of 20 years. We believe Boddington has significant exploration potential, as demonstrated in 2008, with the reserves on a 100% basis increasing from 16.6 million ounces in 2007 to 20.1 million ounces in 2008.

We expect to close the Acquisition in March 2009, subject to satisfaction or waiver of certain conditions, including the receipt of regulatory approvals and consents of third parties, including the receipt of approvals from the Australian Foreign Investment Review Board, Western Australia Ministry of Mines and South African Reserve Bank. The valuation date for the transaction is January 1, 2009, and closing adjustments will be made to reflect Newmont’s economic ownership position from that date, which will require Newmont to reimburse AngloGold for all contributions made to the Boddington joint venture after that date. As a result of the increased ownership interest in Boddington, Newmont expects to incur additional capital expendistures of $200 to $240 million in 2009.

The total consideration for the Acquisition will consist of (i) $750 million payable in cash at closing, (ii) $240 million (the “Deferred Payment”) payable in cash, in shares of our common stock, or in a combination of cash and shares of our common stock, at our option, and (iii) a royalty, payable quarterly in arrears, equal to 50% of the average realized operating margin (if any) exceeding US$600 per ounce, payable on one-third of the gold production from the Boddington project, subject to a maximum aggregate royalty of $100 million. If we elect to pay any part of the Deferred Payment using our common stock, the shares must be delivered to AngloGold on or before December 10, 2009 and the number of shares to be issued will be determined by dividing the dollar amount of that part of the Deferred Payment by the volume weighted average price that the shares of our common stock trade on the New York Stock Exchange (the “NYSE”) over the five-trading day period immediately prior to such date. We have granted registration rights to AngloGold with respect to such shares, if issued. If any part of the Deferred Payment is to be made in cash, such cash must be paid on or before December 31, 2009. See “Risk Factors — Risks Related to the Pending Acquisition of Remaining Interest in Boddington.”

We expect to finance the Acquisition and additional capital expenditures that result from our increased ownership in the Boddington project using the net proceeds of this offering and the net proceeds of the Convertible Notes Offering (as described below). To the extent that the proceeds of this offering and the Convertible Notes Offering are not sufficient to finance the Acquisition and such capital expenditures, we expect to use borrowings under our corporate revolving credit facility and, if necessary, under our Bridge Facility (as described in “Pending Acquisition of Remaining Interest in Boddington — The Bridge Facility”). See “Use of Proceeds.”

Operating Results for 2008

On January 27, 2009, we announced our operating results for 2008, with equity gold sales of approximately 5.2 million ounces at costs applicable to sales of $440 per ounce and equity copper sales of 130 million pounds at costs applicable to sales of $1.38 per pound. Consolidated capital expenditures for 2008 were approximately $1.9 billion. We reported year-end 2008 proven and probable equity gold reserves of 85.0 million equity ounces, compared with 86.5 million equity ounces at the end of 2007. Year-end 2008 reserves would have been 91.6 million equity ounces, an increase of approximately 6% over year-end 2007, if the pending Acquisition of the remaining 33.33% interest in the Boddington project had occurred at the end of 2008.

In 2008, we added 6.3 million equity ounces of gold reserves due to margin changes and additional drilling, offset by revisions of 1.1 million equity ounces. The assumed gold price for our reserve calculations increased to $725 per ounce in 2008, from $575 per ounce in 2007. For 2008, the majority of the reserve additions from exploration of roughly 4.4 million equity ounces came from the Boddington project, and Nevada and Mexico. Gold reserves were revised downward at Phoenix in Nevada by 0.8 million ounces due to geological, modeling and metallurgical issues identified through the reconciliation process. Newmont’s reserve sensitivities to a $50 change in gold price between $725 and $775 per ounce, assuming costs remain constant, is approximately 3.0 to 4.0 million equity ounces. Newmont’s ability to project reserve sensitivities at significantly higher gold prices is constrained by limited drill data.

Other Comprehensive Income (Loss)

During the fourth quarter of 2008, we expect the impacts of stock and bond market declines, interest rate reductions and the appreciation of the U.S. dollars to reduce Accumulated Consolidated Other Comprehensive Income (Loss), which is a component of Stockholders’ Equity, by approximately $950 million, net of tax, due to unrealized losses on marketable securities (approximately $500 million), foreign currency translation adjustments related to non-U.S. dollar functional currency subsidiaries (approximately $250 million), increases to unfunded pension liabilities (approximately $150 million) and unrealized mark-to-market losses on cash flow hedge instruments (approximately $50 million).

Concurrent Offering of Common Stock

Concurrently with this offering of notes, under a separate prospectus supplement, we are offering 19,000,000 shares (21,850,000 shares if the underwriters exercise their over-allotment option with respect to that offering in full) of our common stock in an underwritten public offering (the “Common Stock Offering”). Neither the completion of the Common Stock Offering nor the completion of this offering will be contingent on the completion of the other.

Assuming no exercise of the underwriters’ over-allotment option with respect to the Common Stock Offering, we estimate that the net proceeds of the Common Stock Offering, after expenses, will be approximately $      million.

Bridge Facility

We have received a commitment for a $1.0 billion 364-day bridge facility (the “Bridge Facility”) to support the Acquisition and for additional capital expenditures resulting from our increased ownership in the Boddington project and for other general corporate purposes. The Bridge Facility commitment is subject to customary closing conditions. See “Pending Acquisition of Remaining Interest in Boddington — The Bridge Facility” for additional information.

Additional Information

Our principal executive offices are located at 6363 South Fiddlers Green Circle, Greenwood Village, Colorado 80111. Our telephone number is (303) 863-7414.

We maintain a website at http://www.newmont.com. Information presented on or accessed through our website is not incorporated into, or made part of, this prospectus supplement.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of Notes.” For purposes of this summary and the “Description of Notes,” references to “the Company,” “Newmont,” “issuer,” “we,” “our” and “us” refer only to Newmont Mining Corporation and not to its subsidiaries.

Issuer	Newmont Mining Corporation, a Delaware corporation.

Notes	$350,000,000 principal amount (or $402,500,000 if the underwriters exercise their over-allotment option in full) of % Convertible Senior Notes due 2012.

Maturity	February 15, 2012, unless earlier repurchased or converted.

Interest	% per year. Interest will accrue from February , 2009, and will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2009.

Conversion Rights	Prior to January 1, 2012, holders may convert their notes into cash and shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, at the applicable conversion rate under the following circumstances:

• during any fiscal quarter commencing after March 31, 2009 if the last reported sale price of our common stock is greater than or equal to 130% of the applicable conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

• during the five business day period after any 10 consecutive trading-day period in which the trading price per $1,000 principal amount of notes was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate; or

• upon the occurrence of specified corporate transactions described under “Description of Notes — Conversion Rights.”

On or after January 1, 2012, holders may convert their notes at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date, regardless of the foregoing circumstances.

The initial conversion rate for the notes is shares of our common stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $ per share, subject to adjustment.

Upon conversion, we will pay cash and deliver shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, based on a daily conversion value calculated on a proportionate basis for each trading day of the 25 trading-day observation period. See “Description of Notes — Conversion Rights — Payment upon conversion.” If holders elect to convert notes in connection with certain corporate transactions that occur on or prior to maturity of the notes, we will increase the conversion rate by a number of additional shares of our common stock upon conversion.

Holders will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and our common stock, if any, delivered to holders upon conversion.

Covenants	Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture governing the notes. In addition, neither we nor any of our subsidiaries are restricted under the indenture from incurring debt, paying dividends or issuing or repurchasing our securities.

Fundamental Change	If we undergo a fundamental change (as defined under “Description of Notes — Fundamental Change Permits Holders to Require Us to Purchase Notes”), holders may require us to repurchase all or a portion of their notes at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest up to, but excluding, the repurchase date. We will pay cash for all notes so repurchased.

Events of Default	If there is an event of default under the notes, the principal amount of the notes, plus accrued and unpaid interest, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

Ranking	The notes will be our general unsecured obligations that will rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes and equally in right of payment with all of our existing and future unsecured indebtedness and liabilities that are not so subordinated. The notes will effectively rank junior to any secured indebtedness of Newmont to the extent of the value of the assets securing such indebtedness, and will be effectively subordinated to all debt and other liabilities of our non-guarantor subsidiaries.

As of September 30, 2008, our total consolidated indebtedness was approximately $3.5 billion. After giving pro forma effect to the sale of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of proceeds therefrom, our as adjusted total consolidated indebtedness would have been approximately $ billion. Approximately $569 million of that amount was indebtedness to third parties of our non-guarantor subsidiaries, which is structurally senior to the notes because it consists of obligations at the subsidiary level.

Subsidiary Guarantee	The notes will initially be guaranteed on a senior unsecured basis by our subsidiary Newmont USA Limited. The guarantee will be released if Newmont USA Limited ceases to guarantee more than $75 million of other debt of Newmont. See “Description of Notes — Subsidiary Guarantee of Newmont USA Limited.”

The guarantee will be a general unsecured senior obligation of Newmont USA Limited and will rank equal in right of payment to all of Newmont USA Limited’s existing and future senior unsecured indebtedness and senior in right of payment to all of Newmont USA Limited’s future subordinated indebtedness. The guarantee will effectively rank junior to any secured indebtedness of Newmont USA Limited to the extent of the value of the assets securing such indebtedness.

Financial information for Newmont USA Limited can be found in the Newmont SEC filings (File No. 001-31240) as listed under “Where You Can Find More Information.”

As of September 30, 2008, Newmont USA Limited had approximately $3.5 billion of consolidated indebtedness (including guaranteed debt), which consisted of approximately $2,502 million of guarantees of indebtedness of Newmont, and approximately $426 million of its own debt, approximately $212 million of which is secured. The remaining debt of approximately $569 million is non-recourse debt of subsidiary companies.

Use of Proceeds	We intend to use the net proceeds from this offering and the Common Stock Offering (including any proceeds resulting from any exercise by the underwriters of their over-allotment option for either offering) to fund the acquisition from AngloGold’s of the 33.33% interest in the Boddington project, to finance in Western Australia that we do not already own, and the additional capital expenditures that will result from our increased ownership in the Boddington project, as well as for general corporate purposes, as described in more detail below under the heading “Use of Proceeds.” If the Acquisition is not completed, we intend to use the net proceeds from this offering and the Common Stock Offering for general corporate purposes.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	The notes are new securities, and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice.

We do not intend to apply for a listing of the notes on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “NEM.”

United States Federal Income Tax Consequences	For the United States federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our capital stock, see “Certain United States Federal Income Tax Considerations.”

New York Stock Exchange Symbol for Our Common Stock	Our common stock is quoted on the New York Stock Exchange under the symbol “NEM.”

Trustee, Paying Agent and Conversion Agent	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	Investing in the notes or our common stock issuable upon conversion of the notes involves risks. You should carefully consider the information under the section titled “Risk Factors” and all other information included in this prospectus supplement and the documents incorporated by reference before investing in the notes.

RISK FACTORS

You should carefully consider the risks described in our Annual Report on Form 10-K for the year ended December 31, 2007, as updated and supplemented by our Quarterly Report for the period ended September 30, 2008 and by the discussion below, before making an investment decision. Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the described risks actually occurs, our business, financial condition or results of operations could be materially adversely affected.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus supplement. See “Forward-Looking Statements.”

Risks Related to Our Business

Our operations outside North America and Australia/New Zealand are subject to risks of doing business abroad.

Exploration, development and production activities outside of North America and Australia/New Zealand are potentially subject to political and economic risks, including:

•	cancellation or renegotiation of contracts;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act;

•	changes in foreign laws or regulations;

•	royalty and tax increases or claims by governmental entities, including retroactive claims;

•	expropriation or nationalization of property;

•	currency fluctuations (particularly in countries with high inflation);

•	foreign exchange controls;

•	restrictions on the ability of local operating companies to sell gold offshore for U.S. dollars, or on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts;

•	import and export regulations, including restrictions on the export of gold;

•	restrictions on the ability to pay dividends offshore;

•	risk of loss due to civil strife, acts of war, guerrilla activities, insurrection and terrorism;

•	risk of loss due to disease and other potential endemic health issues; and

•	other risks arising out of foreign sovereignty over the areas in which our operations are conducted, including risks inherent in contracts with government owned entities.

Consequently, our exploration, development and production activities outside of North America and Australia/New Zealand may be substantially affected by factors beyond our control, some of which could materially adversely affect our financial position or results of operations. Furthermore, if a dispute arises from such activities, we may be subject to the exclusive jurisdiction of courts outside North America or Australia/New Zealand, which could adversely affect the outcome of a dispute.

Our operations in Indonesia are subject to political and economic risks.

We have substantial investments in Indonesia, a nation that since 1997 has undergone financial crises and devaluation of its currency, outbreaks of political and religious violence, changes in national leadership, and the secession of East Timor, one of its former provinces. These factors heighten the risk of abrupt changes in the national policy toward foreign investors, which in turn could result in unilateral modification of concessions or contracts, increased taxation, denial of permits or permit renewals or expropriation of assets. Subsequent to the commencement of operations, the government purported to designate the land surrounding Batu Hijau as a protected forest, which could make operating permits more difficult to obtain. P.T. Newmont Nusa Tenggara, the subsidiary that owns Batu Hijau (“PTNNT”), in which we own an 80% interest through a partnership with an affiliate of Sumitomo Corporation, has been in discussions to renew or extend its forest use permit (called a “pinjam pakai”) for over three years. In 2005, relevant Indonesian governmental authorities reviewed the contractual requirements for extension of the pinjam pakai and determined that PTNNT met those requirements. This permit is a key requirement to continue to efficiently operate the Batu Hijau mine. However, the permit extension has not been received as of the date of this prospectus supplement. The resulting delay has adversely impacted the original Batu Hijau mine plan, and may adversely impact future operating and financial results, including deferment or cancellation of future mine development and operations under the Batu Hijau mine plan, in order to take into account the delay in extension of the pinjam pakai.

Recent violence committed by radical elements in Indonesia and other countries, and the presence of U.S. forces in Iraq and Afghanistan, may increase the risk that operations owned by U.S. companies will be the target of violence. If any of our operations were so targeted it could have a material adverse effect on our business.

Our interest in the Batu Hijau operation in Indonesia may be reduced under the Contract of Work.

Under the Contract of Work, beginning in 2005 and continuing through 2010, a portion of the shares of PTNNT, which owns Batu Hijau, must be offered for sale, first, to the Indonesian government or, second, to Indonesian nationals, equal to the difference between the following percentages and the percentage of shares already owned by the Indonesian government or Indonesian nationals (if such number is positive): 23% by March 31 2006; 30% by March 31, 2007; 37% by March 31, 2008, 44% by March 31, 2009; and 51% by March 31, 2010. The price at which such interest must be offered for sale to the Indonesian parties is the highest of the then-current replacement cost, the price at which shares would be accepted for listing on the Jakarta Stock Exchange, or the fair market value of such interest as a going concern, as agreed with the Indonesian government. Pursuant to this provision, it is possible that the ownership interest of the Newmont/Sumitomo partnership in PTNNT could be reduced to 49%.

P.T. Pukuafa Indah (“PTPI”), an unrelated Indonesian company, has owned and continues to own a 20% interest in PTNNT, and therefore the Newmont/Sumitomo partnership was required to offer a 3% interest for sale in 2006 and an additional 7% interest in each of 2007 and 2008. A further 7% interest will be offered for sale in March 2009. In accordance with the Contract of Work, an offer to sell a 3% interest was made to the government of Indonesia in 2006 and an offer for an additional 7% interest was made in each of 2007 and 2008. While the central government declined to participate in the offer, local governments in the area in which the Batu Hijau mine is located have expressed interest in acquiring shares, as have various Indonesian nationals. In January 2008, the Newmont/Sumitomo partnership agreed to sell, under a carried interest arrangement, 2% of PTNNT’s shares to Kabupaten Sumbawa, one of the local governments, subject to satisfaction of closing conditions. On February 11, 2008, PTNNT received a notification from the Department of Energy and Mineral Resources (the “DEMR”) alleging that PTNNT was in breach of its divestiture requirements under the Contract of Work and threatening to issue a notice to terminate the Contract of Work if PTNNT did not agree to divest the 2006 and 2007 shares, in accordance with the direction of the DEMR, by February 22, 2008. A second Notice of Default was received relating to the alleged failure to divest the 2008 shares as well. Newmont and Sumitomo believe there is no basis under the Contract of Work for these notifications and no grounds for terminating the Contract of Work. In March 2008, both the DEMR and PTNNT filed for international arbitration as provided under the Contract for Work and an arbitration hearing was held in Jakarta in December of 2008. We anticipate a ruling will be issued in 2009. In 2009, presidential and parliamentary elections will take place in Indonesia, which could affect the outcome of the ruling. If the

Contract of Work were to be terminated pursuant to the pending ruling, PTNNT’s rights to conduct mining may be terminated.

Our operations in Peru may be subject to political risks.

During the last several years, the Yanacocha mine complex, in which we own a 51.35% interest, has been the target of numerous local political protests, including ones that blocked the road between the Yanacocha mine complex and the City of Cajamarca in Peru. In 2004, local opposition to the Cerro Quilish project became so pronounced that Yanacocha decided to relinquish its drilling permit for Cerro Quilish and the deposit was reclassified from proven and probable reserves to non-reserve mineralization. In 2006 a road blockade was carried out by members of the Combayo community. This blockade resulted in a brief cessation of mining activities. We cannot predict whether similar or more significant incidents will occur in the future, and the recurrence of significant community opposition or protests could adversely affect Yanacocha’s assets and operations. In 2007, 2008 and thus far in 2009, no material roadblocks or protests occurred involving Yanacocha.

Presidential, congressional and regional elections took place in Peru in 2006, with the new national government taking office in July 2006 for an expected five-year term of office. In December 2006, Yanacocha, along with other mining companies in Peru, entered into an agreement with the central government to contribute 3.75% of net profits to fund social development projects. Although the current government has generally taken positions promoting private investment, we cannot predict future government positions on foreign investment, mining concessions, land tenure, environmental regulation or taxation. A change in government positions on these issues could adversely affect Yanacocha’s assets and operations.

Our success may depend on our social and environmental performance.

Our ability to operate successfully in communities around the world will likely depend on our ability to develop, operate and close mines in a manner that is consistent with the health and safety of our employees, the protection of the environment, and the creation of long-term economic and social opportunities in the communities in which we operate. We have implemented a management system designed to promote continuous improvement in health and safety, environmental performance and community relations. However, our ability to operate could be adversely impacted by accidents or events detrimental (or perceived to be detrimental) to the health and safety of our employees, the environment or the communities in which we operate.

Increased costs could affect profitability.

Costs at any particular mining location frequently are subject to variation due to a number of factors, such as changing ore grade, changing metallurgy and revisions to mine plans in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities, such as fuel, electricity and labor. Commodity costs are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. Reported costs may also be affected by changes in accounting standards. A material increase in costs at any significant location could have a significant effect on our profitability and cash flow. In 2007 and 2008, we incurred significant increases in the costs of labor, fuel, power and other bulk consumables, which increased reported costs applicable to sales, in addition to increasing the costs of capital projects.

Remediation costs for environmental liabilities may exceed the provisions we have made.

We have conducted extensive remediation work at two inactive sites in the United States. At a third site in the United States, an inactive uranium mine and mill formerly operated by a subsidiary of Newmont, remediation work at the mill is ongoing, but remediation at the mine is subject to dispute. In late 2008, the EPA issued an order regarding water management at the mine. Newmont and its subsidiary are complying with the order. Remedial work at the mine has not yet commenced. The environmental standards that may ultimately be imposed at this site remain uncertain and there is a risk that the costs of remediation may exceed the provision that has been made for such remediation by a material amount. For a more detailed discussion of potential environmental liabilities, you should review the discussion in Environmental Matters, Note 26 to the Condensed Consolidated Financial Statements in our Form 10-Q filed for the quarterly period ended September 30, 2008.

Whenever a previously unrecognized remediation liability becomes known, or a previously estimated reclamation cost is increased, the amount of that liability and additional cost will be recorded at that time and could materially reduce net income in that period.

Currency fluctuations may affect costs that we incur at our operations.

Currency fluctuations may affect the costs that we incur at our operations. Gold is sold throughout the world based principally on the U.S. dollar price, but a portion of our operating expenses are incurred in local currencies. The appreciation of non-U.S. dollar currencies against the U.S. dollar increases the costs of gold production in U.S. dollar terms at mines located outside the United States.

The foreign currency that primarily impacts our results of operations is the Australian dollar. We estimate that every $0.10 increase in U.S. dollar / Australian dollar exchange rate increases the U.S. dollar costs applicable to sales by approximately $35 to $40 for each ounce of gold produced from operations in Australia before the impact of currency hedging. During 2007, the first three quarters of 2008 and the fourth quarter of 2008, the exchange rate averaged approximately $0.84, $0.90 and $0.67 U.S. dollars per Australian dollar, respectively. In 2007, we implemented derivative programs to hedge up to 75% of our future forecasted Australian dollar denominated operating expenditures and up to 95% of our Australian dollar denominated capital expenditures related to the construction of Boddington, to reduce the variability in our Australian dollar denominated expenditures. As of December 31, 2008, assuming the acquisition of an additional 33.33% interest in Boddington, we have hedged approximately 62% of 2009 operating costs at an average rate of $0.79, 33% of 2010 operating costs at an average rate of $0.78 and 10% of 2011 operating costs at an average rate of $0.74. We also have Australian dollar derivatives for approximately 55% of our currently forecasted 2009 Australian denominated Boddington capital expenditures at a rate of approximately $0.80. Our Australian dollar derivative programs will limit the benefit to the Company of future decreases if any, in the U.S. dollar/Australian dollar exchange rates. For additional information, see Item 7. Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations, Results of Consolidated Operations, Foreign Currency Exchange Rates, in our Form 10-K for the year ended December 31, 2007 and Item 2. Management’s Discussion and Analysis of Results of Operations and Financial Condition, Results of Consolidated Operations, Foreign Currency Exchange Rates in our Form 10-Q filed for the quarterly period ended September 30, 2008. For a more detailed description of how currency exchange rates may affect costs, see the discussion in Foreign Currency in Item 7A. Quantitative and Qualitative Discussions About Market Risk in our Form 10-K for the year ended December 31, 2007 and Item 3. Quantitative and Qualitative Disclosures About Market Risk in our Form 10-Q filed for the quarterly period ended September 30, 2008.

Costs estimates and timing of new mines or other projects are uncertain.

The capital expenditures and time required to develop new mines or other projects are considerable and changes in costs or construction schedules can affect project economics. There are a number of factors that can affect costs and construction schedules, including, among others:

•	availability of labor, power, transportation, commodities and infrastructure;

•	increases in input commodity prices and labor costs;

•	fluctuations in currency exchange rates;

•	availability and terms of financing;

•	difficulty of estimating construction costs over a period of years;

•	delays in obtaining environmental or other government permits; and

•	potential delays related to social and community issues.

Our operations may be adversely affected by power shortages.

We have experienced power shortages in Ghana resulting from a nationwide drought and insufficient hydroelectric or other generating capacity. Power shortages have caused curtailment of production at our Ahafo operations. As a result of the mining industry’s successful initiative to construct and install a 80 mega-watt power plant during 2007, the Ghanaian government has agreed, if required to curtail power consumption as a result of power shortages, to distribute power proportionately between participating mines and other industrial and commercial users. Alternative sources of power will result in higher than anticipated costs, which will affect operating costs. Continued power shortages and increased costs may adversely affect our results of operations and financial condition.

Occurrence of events for which we are not insured may affect our cash flow and overall profitability.

We maintain insurance policies that mitigate against certain risks related to our operations. This insurance is maintained in amounts that we believe are reasonable depending upon the circumstances surrounding each identified risk. However, we may elect not to have insurance for certain risks because of the high premiums associated with insuring those risks or for various other reasons; in other cases, insurance may not be available for certain risks. Some concern always exists with respect to investments in parts of the world where civil unrest, war, nationalist movements, political violence or economic crises are possible. These countries may also pose heightened risks of expropriation of assets, business interruption, increased taxation or unilateral modification of concessions and contracts. We do not maintain insurance policies against political risk. Occurrence of events for which we are not insured may affect our cash flow and overall profitability.

Our business depends on good relations with our employees.

Due to union activities or other employee actions, we could experience labor disputes, work stoppages or other disruptions in production that could adversely affect us. As of December 31, 2008, unions represented approximately 45% of our worldwide work force. Currently, there are labor agreements in effect for all of these workers. We may be unable to resolve any future disputes without disruption to operations.

Title to some of our properties may be defective or challenged.

Although we have conducted title reviews of our properties, title review does not necessarily preclude third parties from challenging our title. While we believe that we have satisfactory title to our properties, some risk exists that some titles may be defective or subject to challenge. In addition, certain of our Australian properties could be subject to native title or traditional landowner claims, but such claims would not deprive us of the properties. For information regarding native title or traditional landowner claims, see the discussion under the Australia/New Zealand section of Item 2. Properties, in our Form 10-K for the year ended December 31, 2007.

Competition from other mining companies may harm our business.

We compete with other mining companies to attract and retain key executives, skilled labor, contractors and other employees with technical skills in the mining industry. We compete with other mining companies for the services of skilled personnel and contractors and for specialized equipment, components and supplies, such as drill rigs necessary for exploration and development. We also compete with other mining companies for rights to mine properties containing gold and other minerals. We may be unable to continue to attract and retain skilled and experienced employees, to obtain the services of skilled personnel and contractors or specialized equipment or supplies, or to acquire additional rights to mine properties.

Certain factors outside of our control may affect our ability to support the carrying value of goodwill.

As of September 30, 2008, the carrying value of goodwill was approximately $188 million or 1% of our total assets. Goodwill has been assigned to various mine site reporting units in the Australia/New Zealand

Segment. This goodwill primarily arose in connection with our February 2002 acquisition of Normandy and represents the excess of the aggregate purchase price over the fair value of the identifiable net assets acquired. We evaluate, on at least an annual basis, the carrying amount of goodwill to determine whether current events and circumstances indicate that such carrying amount may no longer be recoverable. This evaluation involves a comparison of the estimated fair value of our reporting units to their carrying values. If the carrying amount of goodwill for any reporting unit exceeds its estimated fair value, a non-cash impairment charge could result. Material risks that could potentially result in an impairment of goodwill include: (i) a significant decrease in our long-term gold price assumption; (ii) a decrease in reserves; (iii) a lack of exploration success which could result in a significant reduction in the estimated fair value of mine site exploration potential; and (iv) any event that might otherwise adversely affect mine site production levels, operating costs or capital costs. For a more detailed description of the estimates and assumptions involved in assessing the recoverability of the carrying value of goodwill, see Item 7. Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations — Critical Accounting Policies in our Form 10-K for the year ended December 31, 2007.

Our ability to recognize the benefits of deferred tax assets is dependent on future cash flows and taxable income.

We recognize the expected future tax benefit from deferred tax assets when the tax benefit is considered to be more likely than not of being realized. Otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, our ability to realize the deferred tax assets could be impacted. Additionally, future changes in tax laws could limit our ability to obtain the future tax benefits represented by our deferred tax assets. Our current deferred tax assets for 2008 have not been finally determined. As of our December 31, 2007, however, our current and long-term deferred tax assets were $112 million and $1,036 million, respectively.

Returns for investments in pension plans are uncertain.

We maintain pension plans for employees, which provide for specified payments after retirement for certain employees. The ability of the pension plans to provide the specified benefits depends on our funding of the plans and returns on investments made by the plans. Returns, if any, on investments are subject to fluctuations based on investment choices and market conditions. A sustained period of low returns or losses on investments could require us to fund the pension plans to a greater extent than anticipated. During the second half of 2008, the value of the investments in our pension plans decreased significantly. While the plans have sufficient assets to meet benefit payments in the near term, the plan investment values are underfunded for purposes of long-term sustainable payout to all employees. If the plan investment values do not recover sufficiently, we will be required to increase the amount of future cash contributions.

Risks Related to the Notes and Our Common Stock

The notes and the guarantees will be effectively subordinated to all of our existing and future secured debt and to all existing and future liabilities of our subsidiaries other than Newmont USA Limited. This may affect your ability to receive payments on the notes.

The notes will be general unsecured obligations of Newmont and only one of our subsidiaries, Newmont USA Limited, initially will guarantee our obligations under the notes. The guarantee of Newmont USA Limited will be released if Newmont USA Limited ceases to guarantee more than $75 million of other debt of Newmont. See “Description of Notes — Subsidiary Guarantee of Newmont USA Limited.” None of our other subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to claims of our secured creditors as well as to the liabilities of our non-guarantor subsidiaries, and the subsidiary guarantees will be effectively subordinated to the claims of the secured creditors of Newmont USA Limited. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. As of September 30, 2008, our non-guarantor subsidiaries had indebtedness of $0.6 million and additional liabilities, including substantial liabilities to trade creditors. Our cash flow and our ability to service our debt, including the notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Except for Newmont USA Limited, our subsidiaries will have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our non-guarantor subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

In addition, the notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes are effectively subordinated to any secured debt we or our subsidiaries may incur. As of September 30, 2008, Newmont USA Limited had indebtedness of $426 million, $212 million of which was secured. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

The notes do not contain restrictive covenants and we may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the incurrence of indebtedness (including secured debt), the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no public market. Any trading of the notes may be at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes at any time, for any reason or for no reason, without notice. If any or all of the underwriters cease to act as market makers for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.

Fluctuations in the price of our common stock may prevent you from being able to convert the notes and may impact the price of the notes and make them more difficult to resell.

The ability of holders of the notes to convert the notes is conditioned on the closing price of our common stock reaching a specified threshold, the trading price of the notes falling below a specified percentage of the product of the closing price of the common stock and the conversion rate or the occurrence of specified corporate transactions. If the closing price threshold for conversion of the notes is satisfied during a calendar quarter, holders may convert the notes only during the subsequent calendar quarter. If such closing price threshold is not satisfied, the trading price of the notes does not fall below the specified percentage and the other specified corporate transactions that would permit a holder to convert notes do not occur, holders would not be able to convert notes except during the 45-day period prior to the applicable maturity date.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and could limit the amount of cash payable upon conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock and the value of the notes.

Except as described under the heading “Underwriting”, we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. As part of this offering, we expect to issue up to $350,000,000 aggregate principal amount of     % convertible senior notes due 2012 (or up to an additional $402,500,000 aggregate principal amount if the underwriters exercise their over-allotment option in full) which are convertible into our common stock. Concurrently with this offering, in the Common Stock Offering, we are also offering up to 19,000,000 shares of common stock (or 21,850,000 shares of common stock if the underwriters exercise their over-allotment option in full). In addition, we may, at our option, issue the number of shares equivalent to the Deferred Payment as described under the heading “Summary — Recent Developments — Pending Acquisition of Remaining Interest in Boddington,” and we have agreed to make the necessary filings with the SEC to enable AngloGold or certain of its affiliates to sell those shares on a registered basis. The issuance of additional shares of our common stock, including in connection with the pending Acquisition, the Common Stock Offering, the convertible senior notes due 2014 or the convertible senior notes due 2017 or other issuances of convertible securities, including outstanding exchangeable shares, options and warrants, or otherwise will dilute the ownership interest of our existing common stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you will have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change, or to pay cash upon the conversion of notes, as required by the indenture governing the notes.

Holders of the notes have the right to require us to repurchase the notes upon the occurrence of a fundamental change as described under “Description of Notes.” We may not have sufficient funds to repurchase the notes in cash or to make the required repayment at such time or have the ability to arrange necessary financing on acceptable terms. In addition, upon conversion of the notes, we will be required to make cash payments to the holders of the notes equal to the lesser of the principal amount of the notes being converted and the conversion value of those notes as described under “Description of Notes — Conversion Rights — Payment upon conversion.” Such payments could be significant, and we may not have sufficient funds to make them at such time.

A fundamental change may also constitute an event of default or require a prepayment under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the notes in cash or make any other required payments may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes or pay cash in respect of conversions when required would result in an event of default with respect to the notes.

The net share settlement feature of the notes may have adverse consequences.

The net share settlement feature of the notes, as described under “Description of Notes — Conversion Rights — Payment upon conversion,” may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity;

•	delay holders’ receipt of the consideration due upon conversion; and

•	subject holders to market risk before receiving any shares upon conversion.

We will generally deliver the cash and, if applicable, shares of common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock) issuable upon conversion on the third business day immediately following the last day of the observation period, which will (other than in the specified period immediately prior to maturity of the notes) generally be at least 30 trading days after the date holders tender their notes for conversion. In addition, because the consideration due upon conversion is based in part on the trading prices of our common stock during the observation period, any decrease in the price of our common stock after you tender your notes for conversion may significantly decrease the value of the consideration you receive. Furthermore, because we must settle at least a portion of our conversion obligation in cash, the conversion of notes may significantly reduce our liquidity.

Upon conversion of the notes, we will pay a settlement amount consisting of cash and shares of our common stock, if any, based upon a specified observation period, and you may receive less proceeds than expected.

Generally, we will satisfy our conversion obligation to holders by paying a settlement amount in cash and shares of our common stock (or, at our election, cash or any combination of cash and shares of our common stock), if any, based upon a 25 trading-day observation period. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock than would be implied by the conversion value of the note as of the conversion date (as defined under “Description of Notes — Conversion Rights — Conversion procedures”). In addition, because of the 25 trading-day observation period, settlement generally will be delayed until at the least the 30th trading day following the related conversion date. See “Description of Notes — Conversion Rights — Conversion procedures.” Upon conversion of the notes, you may receive consideration worth less than the conversion value of the note as of the conversion date because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the end of the observation period.

Our failure to convert the notes into cash and shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes will be subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of common stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes — Conversion Rights — Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for notes converted in connection with certain fundamental changes may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a fundamental change occurs, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such fundamental change. The increase in the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of Notes — Conversion Rights — Adjustments to shares delivered upon conversion upon certain fundamental changes.” The adjustment to the conversion rate for notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $      per share or less than $      per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed           per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes — Conversion Rights — Conversion rate adjustments.”

Our obligation to increase the conversion rate in connection with any such fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Future funding requirements may affect our business.

The development of the Boddington project in Australia, as well as potential future investments including the Akyem project in Ghana, the Conga project in Peru and the Hope Bay project in Nunavut, Canada, will require significant funds for capital expenditures. The funds necessary to develop the Boddington project will increase as a result of the Acquisition. Based on current gold and copper prices, our operating cash flow is expected to be insufficient to meet all of these expenditures, depending on the timing of development of these and other projects. As a result, new sources of capital may be needed to meet the funding requirements of these investments, fund our ongoing business activities and pay dividends. Our ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, future gold and copper prices as well as our operational performance, current cash flow and debt position, among other factors. In light of the currently limited global availability of credit, and given our existing debt position, we may determine that it may be necessary or preferable to issue additional equity or other securities, defer projects or sell assets. Additional financing may not be available when needed or, if available, the terms of such financing may not be favorable to us and, if raised by offering equity securities, any additional financing may involve substantial dilution to existing shareholders. In the event of lower gold and copper prices, unanticipated operating or financial challenges, or new funding limitations, our ability to pursue new business opportunities, invest in existing and new projects, fund our ongoing business activities, retire or service all outstanding debt and pay dividends could be significantly constrained.

The notes may receive a lower rating than anticipated.

If one or more rating agencies assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock would be harmed.

Any downgrade in the credit ratings assigned to our debt securities could increase our future borrowing costs and adversely affect the availability of new financing.

Currently, Standard & Poor’s Rating Services rates Newmont Mining Corporation BBB+, with negative outlook, and Moody’s Investors Service rates Newmont Mining Corporation Baa2, with stable outlook. There can be no assurances that any rating assigned will remain for any given period of time or that a rating will not be lowered, if in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. If we are unable to maintain our outstanding debt and financial ratios at levels acceptable to the credit rating agencies, or should our business prospects deteriorate, our ratings could be downgraded by the rating agencies, which could adversely affect the value of our outstanding securities, our existing financing, our ability to borrow under the contemplated Bridge Facility and the availability of other new financing on favorable terms, if at all, increase our borrowing costs and impair our results of operations and financial condition. See also “— Future funding requirements may affect our business” and “— Current global financial conditions could adversely affect the availability of new financing, our operations and the trading price of our common stock.”

Current global financial conditions could adversely affect the availability of new financing, our operations and the trading price of our common stock.

Current global financial conditions have been characterized by increased market volatility. Several financial institutions have either gone into bankruptcy or have had to be capitalized by governmental authorities. Access to public financing has been negatively impacted by both the rapid decline in value of sub-prime mortgages and the liquidity crisis affecting the asset-backed commercial paper market. These factors may adversely affect our ability to obtain equity or debt financing in the future on terms favorable to us.

Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. If such increased levels of volatility and market turmoil continue, our operations could be adversely impacted and the trading price of our common stock may be adversely affected.

The subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on the subsidiary guarantor to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A guarantee may also be voided, without regard to the above factors, if a court found that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the subsidiary guarantee with respect to the notes, the holders of the notes would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

The subsidiary guarantee for the notes will contain a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The U.S. federal income tax treatment of the conversion of the notes is uncertain.

The U.S. federal income tax treatment of the conversion of the notes into a combination of cash and common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock) is uncertain, and could result in the recognition of gain in excess of the amount of cash you receive upon conversion. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock). A summary of certain material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes, and the shares of common stock into which the notes may be converted, is contained in this prospectus supplement under the heading “Certain United States federal income tax considerations.”

You may be deemed to receive a taxable distribution without the receipt of any cash or property.

The conversion rate of the notes will be adjusted in certain circumstances. See the discussion under the heading “Description of Notes — Conversion Rights — Conversion rate adjustments” and “Description of Notes — Conversion Rights — Adjustment to shares delivered upon conversion upon certain fundamental changes.” Adjustments to the conversion rate of the notes (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a taxable constructive distribution to you for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution of cash or property. In addition, you may be subject to U.S. federal withholding taxes in connection with such a constructive distribution. If we pay withholding taxes on your behalf as a result of an adjustment to the conversion rate of the notes, we may, at our option and pursuant to certain provisions of the indenture, set off such payments against payments of cash and common stock on the notes. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from an adjustment to (or failure to adjust) the conversion rate of the notes. See the discussions under the headings “Certain United States federal income tax considerations — Consequences to U.S. holders — Constructive distributions” and “Certain United States federal income tax considerations — Consequences to non-U.S. holders — Dividends and constructive distributions.”

Non-U.S. holders may be subject to U.S. taxation, and purchasers may be required to withhold certain amounts, under the Foreign Investment in Real Property Tax Act.

We may have been, may currently be or may become a “United States real property holding corporation” for U.S. federal income tax purposes. As a result, under U.S. federal income tax laws enacted as part of the Foreign Investment in Real Property Tax Act, non-U.S. holders of the notes or common stock may be subject to U.S. federal withholding tax or U.S. federal income tax, or both, in respect of certain payments made or deemed made in respect of the notes or common stock, and purchasers may be required to withhold certain amounts upon the acquisition of notes or common stock. Non-U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences that may arise if we were, currently are or were to become a United States real property holding corporation. See the discussion under the heading “Certain United States federal income tax considerations — Consequences to non-U.S. holders — Foreign Investment in Real Property Tax Act.”

Anti-takeover provisions could enable our management to resist a takeover attempt by a third party and limit the power of our stockholders.

Provisions of Delaware law and of our certificate of incorporation and by-laws could make it more difficult for a third party to acquire control of us or have the effect of discouraging, delaying or preventing a third party from attempting to acquire control of us, even if an acquisition might be in the best interest of our stockholders. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our Board of Directors. Additionally, our certificate of incorporation authorizes our Board of Directors to issue preferred stock or adopt other anti-takeover measures without shareholder approval. The existence and adoption of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

Risks Relating to the Pending Acquisition of Remaining Interest in Boddington

The pending acquisition is subject to, among other things, the receipt of approvals from regulatory authorities that may impose conditions that could delay or prevent the consummation of the Acquisition.

We can make no assurances that the pending Acquisition of the remaining interest in the Boddington project will be consummated. The completion of the Acquisition is subject to satisfaction or waiver of certain conditions, including the receipt of approvals from the Australian Foreign Investment Review Board, Western Australia Ministry of Mines and South African Reserve Bank and the receipt of consents and agreements from third parties. These regulators may impose conditions on the consummation, or require changes to the terms, of the Acquisition. Any such conditions or changes could have the effect of delaying or preventing the consummation of the Acquisition or imposing additional costs on us or limiting our revenues following the Acquisition.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $     million (or $      million if the over-allotment option is exercised in full), after deducting the underwriting discount and estimated expenses of this offering payable by us. Subject to the consummation of the Acquisition, we expect to use the net proceeds from this offering, together with net proceeds from the Common Stock Offering, to finance the Acquisition and additional capital expenditures that result from our increased ownership in the Boddington project. To the extent that the proceeds of this offering and the Common Stock Offering are not sufficient to finance the Acquisition and additional capital expenditures that result from our increased ownership in the Boddington project, we expect to use borrowings under our corporate revolving facility and, if necessary, the Bridge Facility.

Any proceeds from this offering and the Common Stock Offering (including as a result of the exercise by the underwriters of the respective over-allotment options) in excess of amounts necessary to finance the Acquisition and the additional capital expenditures will be used for general corporate purposes, including but not limited to funding of new project development and other capital expenditures and the repayment of debt. See “Summary — Recent Developments — Pending Acquisition of Remaining Interest in Boddington.”

If the Acquisition is not consummated, we expect to use the net proceeds from this offering and the Common Stock Offering for general corporate purposes.

COMMON STOCK PRICE RANGE

Our common stock is listed on the NYSE and is traded under the symbol “NEM.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported in composite NYSE trading, and the dividends declared per share of our common stock.

	Price Range of
	Common Stock
	High	Low

2007
First Quarter	$47.71	$41.42
Second Quarter	$45.00	$38.53
Third Quarter	$48.26	$39.44
Fourth Quarter	$54.50	$44.75
2008
First Quarter	$57.55	$44.74
Second Quarter	$53.24	$42.36
Third Quarter	$53.77	$35.79
Fourth Quarter	$41.79	$21.17
2009
First Quarter (through January 26, 2009)	$45.45	$34.40

The reported last sale price of our common stock on the NYSE on January 26, 2009 was $43.37 per share. On December 31, 2008, there were 443,062,428 shares of our common stock outstanding held by approximately 14,897 record holders, not including beneficial owners of shares registered in nominee or street name.

DIVIDEND POLICY

We declared a dividend of $0.10 per share of common stock outstanding in each quarter of 2007 and 2006, for a total of $0.40 during each year. The exchangeable shares issued by Newmont Mining Corporation of Canada Limited are exchangeable at the option of the holders into Newmont common stock on a one-for-one basis. Holders of exchangeable shares are therefore entitled to receive dividends equivalent to those that we declare on our common stock. For more information on the exchangeable shares, see “Description of Capital Stock — Special Voting Stock” in the accompanying prospectus.

We declared:

•	a regular quarterly dividend of $0.10 per share through March 31, 2008, paid on March 28, 2008;

•	a regular quarterly dividend of $0.10 per share through June 30, 2008, paid on June 27, 2008;

•	a regular quarterly dividend of $0.10 per share through September 30, 2008, paid on September 26, 2008; and

•	a regular quarterly dividend of $0.10 per share through December 31, 2008, paid on December 29, 2008.

Additionally, Newmont Mining Corporation of Canada Limited declared regular quarterly dividends on the exchangeable shares totaling CDN$0.1019 per share payable on March 28, 2008 to holders of record at the close of business on March 7, 2008, CDN$0.1003 per share payable on June 27, 2008 to holders of record at the close of business on June 6, 2008, CDN$0.1009 per share payable on September 26, 2008 to holders of record at the close of business on September 5, 2008 and CDN$0.1250 per share payable on December 29, 2008 to holders of record at the close of business on December 5, 2008.

The determination of the amount of future dividends will be made by our Board of Directors from time to time and will depend on our future earnings, capital requirements, financial condition and other relevant factors.

CAPITALIZATION

The following table summarizes our cash, cash equivalents, marketable securities and other short term investments and our capitalization as of September 30, 2008 on:

•	an actual basis;

•	as adjusted to give effect to the sale of the notes offered hereby (assuming no exercise of the underwriters’ over-allotment option) and the application of the net proceeds thereof as described under “Use of Proceeds”; and

•	as adjusted to give effect to the concurrent sale of the common stock (assuming no exercise of the underwriters’ over-allotment option) and the application of the net proceeds thereof.

You should read the following table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included in our most recent Quarterly Report on Form 10-Q and incorporated by reference in this document and with the sections entitled “Description of Notes” and “Description of Common Stock” in this prospectus supplement and “Description of Capital Stock” in the accompanying prospectus.

	As of September 30, 2008
			As Further
			Adjusted for
		As Adjusted	Concurrent
		for this	Common Stock
	Actual	Offering(1)	Offering
	(unaudited, $ in millions)

Cash, cash equivalents, marketable securities and other short-term investments:	$880

Long-term debt, including current portion:
Newmont Mining Corporation(2):
Senior revolving credit facility due 2012	755
% Convertible Senior Notes due 2012 offered hereby	—
5 7/8% notes due 2035, net of discount	597
1.250% Convertible Senior Notes due 2014(3)	575
1.625% Convertible Senior Notes due 2017(3)	575

Total	2,502

Newmont USA Limited:
Sale-leaseback of refractory ore treatment plant	212
8 5/8 debentures, net of discount	214

Total	426

Non-recourse subsidiary company facilities(4):
PTNNT project financing facility	350
MYsrl syndicated bank facility	79
MYsrl bonds	100

Total	529

Capital leases and other	40
Total long-term debt	3,497

Stockholders’ equity:
Common stock, $1.60 par value; 750,000,000 shares authorized, 440,404,224 shares issued and outstanding (less 332,858 treasury shares), historical; 750,000,000 shares authorized and issued and outstanding (less treasury shares), as adjusted; 750,000,000 shares authorized and issued and outstanding (less treasury shares), as further adjusted	704

Additional paid-in capital	6,624
Accumulated other comprehensive income	704
Retained earnings	43

Total stockholders’ equity	8,075

Total capitalization	$11,572

(1)	The net proceeds of this offering and our proposed concurrent Convertible Notes Offering are included in “Cash, cash equivalents, marketable securities and other short term investments” in the table above. If the Convertible Notes Offering is not consummated, the additional amount necessary to consummate the Acquisition will be borrowed under our senior revolving credit facility and, if necessary, the Bridge Facility.

(2)	All outstanding indebtedness of Newmont Mining Corporation, including indebtedness under the senior revolving credit facility, is unsecured and guaranteed by Newmont USA Limited. If the proceeds of this offering and the Common Stock Offering are not sufficient to consummate the Acquisition, the additional amount will be borrowed under our senior revolving credit facility.

(3)	The Company adopted FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), on January 1, 2009. Had we been able to adopt FSP 14-1 on September 30, 2008, a debt discount of $132 million would have been recorded for the 1.25% Convertible Senior Notes due 2014, reducing the outstanding debt amount to $443 million for the 2014 Notes and a debt discount of $178 million would have been recorded for the 1.625% Convertible Senior Notes due 2017 notes, reducing the outstanding debt amount to $397 million for the 2017 Notes. The combined debt discount of $310 million would have increased Additional paid-in capital by $201 million, net of tax at September 30, 2008.

(4)	Since September 30, 2008, Newmont Ghana Gold Ltd. has entered into a $85.0 million project financing facility. As of December 31, 2008, $75.0 million was drawn under the facility.

PENDING ACQUISITION OF REMAINING INTEREST IN BODDINGTON

The Acquisition

On January 27, 2009, we announced the signing of a definitive purchase agreement to acquire from AngloGold, its 33.33% interest in the Boddington project in Western Australia (the “Acquisition”). Upon completion of the Acquisition, Newmont will own 100% of the Boddington project. We expect to close the Acquisition in March 2009, subject to satisfaction or waiver of certain conditions, including the receipt of regulatory approvals and consents of third parties, including the receipt of approvals from the Australian Foreign Investment Review Board, Western Australia Ministry of Mines and South African Reserve Bank and the receipt of consents and agreements from third parties. The valuation date for the transaction is January 1, 2009, and closing adjustments will be made to reflect Newmont’s economic ownership position from that date, which will require Newmont to reimburse AngloGold for all contributions made to the Boddington joint venture after that date. As a result of the increased ownership interest in Boddington, Newmont expects to incur an additional approximately $200 to $240 million of capital expenditures in 2009.

The total consideration for the Acquisition will consist of (i) $750 million payable in cash at closing, (ii) $240 million (the “Deferred Payment”) payable in cash, in shares of our common stock, or in a combination of cash and shares of our common stock, at our option, and (iii) a royalty, payable quarterly in arrears, equal to 50% of the average realized operating margin (if any) exceeding US$600 per ounce, payable on one-third of the gold production from the Boddington project, subject to a maximum aggregate royalty of $100 million. If we elect to pay any part of the Deferred Payment using our common stock, the shares must be delivered to AngloGold on or before December 10, 2009 and the number of shares to be issued will be determined by dividing the dollar amount of that part of the Deferred Payment by the volume weighted average price that the shares of our common stock trade on the NYSE over the five-trading day period immediately prior to such date. We have granted registration rights to AngloGold with respect to such shares, if issued. If any part of the Deferred Payment is to be made in cash, such cash must be paid on or before December 31, 2009. See “Risk Factors — Risks Related to the Pending Acquisition of Remaining Interest in Boddington.”

We expect to finance the Acquisition and additional capital expenditures that result from our increased ownership in the Boddington project using the net proceeds of this offering and the net proceeds of the Convertible Notes Offering (as described below). To the extent that the proceeds of this offering and the Convertible Notes Offering are not sufficient to finance the Acquisition and such capital expenditures, we expect to use borrowings under our corporate revolving credit facility and, if necessary, under our Bridge Facility (as described in “— The Bridge Facility” below). See also “Use of Proceeds.”

Boddington is a large, open pit mine in Western Australia, located 130 kilometers southeast of Perth. At the end of 2008, the development of the Boddington project was approximately 89% complete, with start-up expected by mid-2009. We continue to expect total capital costs to be between $2.6 and $2.9 billion on a 100% basis. Boddington is expected to be Australia’s largest gold producer upon its completion, with expected average annual gold production of approximately one million ounces at costs applicable to sales of approximately $300 per ounce (on a by-product basis) for the first five years of operation, and an expected mine life in excess of 20 years. We believe Boddington has significant exploration potential, as demonstrated in 2008, with the reserves on a 100% basis increasing from 16.6 to 20.1 million ounces.

The Bridge Facility

We have entered into a commitment letter with a syndicate of commercial banks for an unsecured $1.0 billion bridge term loan facility (the “Bridge Facility”). The commitments of the lenders under the Bridge Facility will automatically be reduced on a dollar for dollar basis by the amount of net cash proceeds received by us in this offering and the concurrent Common Stock Offering, and we will only be able to borrow the amount of the commitments remaining under the Bridge Facility, if any, after giving effect to such reduction.

The closing of the Bridge Facility will occur, if at all, concurrently with the closing of the Acquisition, and is subject to the negotiation of definitive loan documentation, the closing of the Acquisition, our senior, unsecured long-term debt having a minimum rating of BBB- from Standard & Poor’s Ratings Group (“S&P”)

and Baa3 from Moody’s Investors Service, Inc. (“Moody’s”) and other customary closing conditions. The commitments of the lenders under the Bridge Facility automatically expire if the closing of the Acquisition does not occur on or prior to July 31, 2009.

We are permitted to use the proceeds of the loans made under the Bridge Facility for purposes of financing the Acquisition, including the Deferred Payment, and paying fees, expenses and other costs in connection with the Acquisition and the Bridge Facility. In addition, we are permitted to use up to $250 million of the loans under the Bridge Facility to finance the costs of build out and construction at the Boddington project and for other general corporate purposes.

If we close and borrow under the Bridge Facility, borrowings will bear interest at an annual interest rate of, at our election, (i) LIBOR or (ii) the highest of the lead bank’s prime rate, federal funds rate plus 0.5%, and one-month LIBOR plus 1.0%, in each case plus a margin of 3.75%. The 3.75% margin increases by 0.5% on each of the 90th, 180th and 270th day following the closing date of the Bridge Facility. We are required to pay a duration fee to the lenders of 1.0% of the principal amount of outstanding loans on the 90th day after the closing date of the Bridge Facility, 2.0% of the principal amount of the outstanding loans on the 180th day after the closing date and 2.5% of the principal amount of the outstanding loans (including any borrowings made on December 31, 2009) on each of December 31, 2009 and the 270th day after the closing date. In addition, we are required to pay a ticking fee of 0.5% per annum on the unused commitments of each lender under the Bridge Facility from the date the definitive loan documents are signed until the earliest of the termination of the credit agreement and the reduction of the commitments of the lenders to zero.

Except as described in the next paragraph, we are permitted to make a single draw under the Bridge Facility on the closing date of the Bridge Facility. As a result, if we desire to borrow under the Bridge Facility for purposes of financing the Deferred Payment, the costs of build out and construction at the Boddington project, or for other general corporate purposes, we are required to borrow the funds needed for such purposes on the closing date of the Bridge Facility. The maturity date of the Bridge Facility will be 364 days after the closing date.

If, on the closing date of the Bridge Facility, our senior, unsecured long-term debt rating by S&P is BBB- and does not have a stable or better outlook from S&P, or such rating by Moody’s is Baa3 and does not have a stable or better outlook from Moody’s, we will only be able to borrow up to $750,000,000 in a single draw under the Bridge Facility in connection with the closing of the Acquisition, and we will be able to borrow the remaining $250,000,000 in a single draw under the Bridge Facility on December 31, 2009 if we satisfy the minimum credit rating requirements described above (irrespective of whether the rating has a stable or better outlook) on such date and we satisfy the other customary borrowing conditions under the Bridge Facility.

The Bridge Facility will contain covenants similar to those in our corporate revolving credit facility, including a financial ratio covenant requiring us to maintain a net debt (total debt net of cash and cash equivalents) to total capitalization ratio of less than or equal to 62.5%, as well as covenants limiting the sale of all or substantially all of our assets, certain change of control provisions, a negative pledge on certain assets and limitations on investments in subsidiaries, if any, that obtain certain non-recourse acquisition financing.

In addition, the Bridge Facility will contain mandatory commitment reduction and mandatory prepayment provisions that reduce the commitments of the lenders under the Bridge Facility, until they are reduced to zero by, and thereafter make mandatory prepayments of the loans under the Bridge Facility in, an amount equal to 100% of the net cash proceeds from (i) the issuance by Newmont or its wholly owned subsidiaries of common stock, preferred stock, equity securities, convertible debt or other capital market debt securities, or other incurrences of indebtedness for borrowed money in the commercial bank, securitization, private placement or other capital markets, by Newmont or any wholly owned subsidiaries, subject to certain exceptions (including, among others, project and joint venture financings, borrowings under our corporate revolving credit facility, certain non-recourse acquisition financings, certain refinancing indebtedness and intercompany indebtedness), and (ii) any sale, transfer or other disposition of any assets of Newmont or its wholly owned subsidiaries, subject to certain thresholds and exceptions.

DESCRIPTION OF NOTES

The Company will issue the notes under an indenture to be dated as of          , 2009 (the “indenture”) among itself, Newmont USA Limited, as subsidiary guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Newmont Mining Corporation and do not include any of the Company’s current or future subsidiaries.

General

The notes

•	will be general unsecured obligations of the Company;

•	will rank as described in “— Ranking” below;

•	will initially be limited to an aggregate principal amount of $350,000,000 (or $402,500,000 if the underwriters’ over-allotment option with respect to the notes is exercised in full);

•	will bear interest at a rate of % per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning August 15, 2009;

•	will mature on February 15, 2012 (the “stated maturity date”), unless earlier converted or repurchased;

•	will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof;

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, Settlement and Clearance;” and

•	will be unconditionally guaranteed by Newmont USA Limited, which guarantee will rank as described in “— Ranking” and “— Subsidiary Guarantee of Newmont USA Limited” below.

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into cash and shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, initially at a conversion rate of           shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $      per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will pay cash and shares of common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, based upon a daily conversion value calculated on a proportionate basis for each trading day in the applicable 25 trading-day observation period as described below under “— Conversion Rights — Payment upon conversion.” A holder that surrenders its notes for conversion will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” and “— Consolidation,

Merger and Sale of Assets” below and except for the provisions set forth under “— Conversion Rights — Adjustment to shares delivered upon conversion upon certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

We may, without the consent of the holders of the notes, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to the holders of the notes.

The terms of the indenture allow us to reduce or otherwise set-off against any payments made or deemed made by us to a holder in respect of the notes or common stock for any amounts we believe we are required to withhold by law. For example, non-U.S. holders of notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the notes. Moreover, holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to receive taxable distributions if the conversion rate of such instruments is adjusted (or not adjusted) even though such holders do not receive any actual cash or property, and U.S. holders may be subject to U.S. federal backup withholding tax and non-U.S. holders may be subject to U.S. federal withholding tax with respect to such deemed distributions. Non-U.S. holders may also be subject to U.S. federal withholding tax under U.S. federal income tax laws enacted as part of the Foreign Investment in Real Property Tax Act. See generally the discussion under the heading “Certain United States Federal Income Tax Considerations.”

Prior to or upon the occurrence of any event that results in an actual or deemed payment by us to a holder in respect of the notes or common stock, the terms of the indenture allow us (or the trustee or other paying agent acting on our behalf) to request a holder to furnish any appropriate documentation that may be required in order to determine our withholding obligations under applicable law (including, without limitation, a U.S. Internal Revenue Service Form W-9, Form W-8BEN, Form W-8ECI, or any certifications prepared by us or on our behalf in order to enable us to attempt to comply with our potential withholding obligations under the “Foreign Investment in Real Property Tax Act,” as appropriate). Upon the receipt of any such documentation, or in the event no such documentation is provided, we (or the trustee or other paying agent acting on our behalf) will withhold from any actual or deemed payments by us to a holder in respect of the notes or common stock to the extent required by applicable law. See generally the discussion under the heading “Certain United States Federal Income Tax Considerations.”

The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal amount of certificated notes at the office or agency designated by the Company for that purpose. We have initially designated The Bank of New York Mellon Trust Company, N.A. as our paying agent and registrar and its agency in East Syracuse, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (i) to each holder of notes having an aggregate principal amount of $5,000,000 or less, by check mailed to such holder and (ii) to each holder of notes having an aggregate principal amount of more than $5,000,000, either by check mailed to such holder or, upon application by such holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay principal of and interest (including any additional interest) on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note surrendered for conversion.

The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes will bear interest at a rate of     % per year. Interest on the notes will accrue from and including February   , 2009 or from and including the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on February 15 and August 15 of each year (each such date, an “interest payment date”), beginning August 15, 2009. At our election, we will pay additional interest, if any, under the circumstances described under “— Events of Default.”

Interest will be paid to the person in whose name a note is registered at the close of business on February 1 or August 1, as the case may be, immediately preceding the relevant interest payment date (each such date, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change as defined in “— Fundamental Change Permits Holders to Require Us to Purchase Notes”) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date would fall on a day that is not a business day, the required payment of interest (and additional interest), if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date to such next succeeding business day. If a fundamental change purchase date would fall on a day that is not a business day, the Company will purchase the notes on the next succeeding business day, and no interest or additional interest will accrue for the period from the earlier fundamental change purchase date to such next succeeding business day. The Company will pay the fundamental change purchase price promptly following the later of such next succeeding business day or the time of book-entry transfer or the delivery of the notes as described in “— Fundamental Change Permits Holders to Require us to Purchase Notes.” The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

Ranking

The notes will be general unsecured obligations of the Company that will rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes and equally in right of payment with all existing and future unsecured indebtedness and liabilities of the Company that are not so subordinated. The notes will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness, and will be effectively subordinated to all liabilities of the Company’s non-guarantor subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. In addition to the holders of the notes, the holders of our other equally ranking unsecured indebtedness and liabilities will have claims against any assets remaining after the payment of all such secured debt. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The subsidiary guarantee of the notes will have a similar ranking with respect to secured and unsecured indebtedness and liabilities of Newmont USA Limited and its subsidiaries as the notes do with respect to secured and unsecured indebtedness and liabilities of the Company and its subsidiaries as well as with respect to any indebtedness expressly subordinated in right of payment to the guarantee.

As of September 30, 2008, our total consolidated indebtedness was approximately $      billion. After giving pro forma effect to the sale of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of proceeds therefrom, our as adjusted total consolidated indebtedness would have been approximately $      billion. Approximately $      million of that amount was indebtedness to third parties of our non-guarantor subsidiaries, which is structurally senior to the notes because it consists of obligations at the subsidiary level. The notes will be effectively subordinated to all debt and other liabilities of our non-guarantor subsidiaries. The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay the cash fundamental change purchase price if a holder requires us to repurchase notes as described below. See “Risk Factors — Risks Related to the Notes and Our Common Stock — We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change, or to pay cash upon the conversion of notes, as required by the indenture governing the notes.”

Subsidiary Guarantee of Newmont USA Limited

Newmont USA Limited will unconditionally guarantee the Company’s payment obligations under the notes. Newmont USA Limited’s subsidiary guarantee will be a general unsecured obligation of Newmont USA Limited that will rank senior in right of payment to any of its future indebtedness that is expressly subordinated in right of payment to the subsidiary guarantee, and equally in right of payment with all existing and future unsecured indebtedness and liabilities of Newmont USA Limited that are not so subordinated. Financial information for Newmont USA Limited can be found in the Newmont SEC filings (File No. 001-31240) as listed in “Where You Can Find More Information.” As of September 30, 2008, Newmont USA Limited had approximately $3.5 billion of consolidated indebtedness (including guaranteed debt), which consisted of approximately $2,502 million of guarantees of indebtedness of the Company, and approximately $426 million of its own debt, approximately $212 million of which is secured. The remaining debt of approximately $569 million is non-recourse debt of subsidiary companies. Newmont USA Limited’s subsidiary guarantee of the notes will be effectively subordinated to all secured debt of Newmont USA Limited to the extent of the value of the assets securing such indebtedness, and will be effectively subordinated to all liabilities of Newmont USA Limited’s subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of Newmont USA Limited, the assets of Newmont USA Limited that secure secured debt will be available to pay obligations under the subsidiary guarantee only after all indebtedness under such secured debt has been repaid in full from such assets. In addition to the holders of the notes, the holders of Newmont USA Limited’s other equally ranking unsecured indebtedness and liabilities will have claims against any assets remaining after the payment of all such secured debt. We advise you that there may not be sufficient assets remaining to pay amounts due under Newmont USA Limited’s subsidiary guarantee.

The subsidiary guarantee with respect to a note is not convertible and will automatically terminate when that note is converted into common stock.

Under the terms of Newmont USA Limited’s full and unconditional guarantee, holders of the notes will not be required to exercise their remedies against us before they proceed directly against Newmont USA Limited.

Newmont USA Limited will be released and relieved from all its obligations under its subsidiary guarantee in the following circumstances, each of which is permitted by the indenture:

•	upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of Newmont USA Limited (other than to the Company or any affiliate of the Company);

•	upon the sale or disposition of all or substantially all the assets of Newmont USA Limited (other than to the Company or any affiliate of the Company); or

•	upon such time as Newmont USA Limited ceases to guaranty any of the Company’s indebtedness other than (i) indebtedness not exceeding $75,000,000 in the aggregate (it being understood that indebtedness of the Company that is guaranteed by Newmont USA Limited and that also provides that the guarantee of Newmont USA Limited under such indebtedness shall be released and relieved upon such time as Newmont USA Limited ceases to guaranty any of the Company’s indebtedness other than indebtedness not exceeding $75,000,000 or more in the aggregate shall not be considered in calculating the amount of indebtedness under this clause (i)) and (ii) indebtedness under the notes.

The subsidiary guarantee for the notes will contain a provision intended to limit Newmont USA Limited’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantee from being voided under fraudulent transfer law.

Optional Redemption

No sinking fund is provided for the notes.

The notes will not be redeemable prior to their applicable stated maturity date.

Conversion Rights

General

Prior to January 1, 2012, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “— Conversion upon satisfaction of sale price condition,” “— Conversion upon satisfaction of trading price condition,” and “— Conversion upon specified corporate transactions.” On or after January 1, 2012, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the third business day immediately preceding the maturity date. The conversion rate will initially be           shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $      per share of common stock). The trustee will initially act as the conversion agent.

Upon conversion of a note, we will pay cash and deliver shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, based on a daily conversion value (as defined below under “— Payment upon conversion”) calculated on a proportionate basis for each trading day (as defined below under “— Payment upon conversion”) of the 25 trading-day observation period (as defined below under “— Payment upon conversion”). We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “— Payment upon conversion”) of our common stock on the last day of the observation period. See “— Payment upon conversion.”

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase election made by that holder in accordance with the terms of the indenture.

Upon conversion of a note, except in the limited circumstances described below, the holder of such note will not be entitled to any separate cash payment for accrued and unpaid interest or additional interest, if any. If notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on such interest payment date on the notes so converted; provided that no such payment need be made

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Our settlement of conversions as described below under “— Payment upon conversion” will be deemed to satisfy in full our obligation to pay

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion into cash and shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, only under the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

Prior to January 1, 2012, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after March 31, 2009 if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on such last trading day.

The “last reported sale price” of our common stock on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) of our common stock on that trading day as reported in composite transactions for the principal United States national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a United States national or regional securities exchange on the relevant trading day, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant trading day as reported by the National Quotation Bureau or similar organization selected by us. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

For purposes hereof, “trading day” means a day during which trading in securities generally occurs on the principal United States national or regional securities exchange on which our common stock is then listed or admitted for trading or, if our common stock is not then listed or admitted for trading on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, “trading day” means a business day.

Conversion Upon Satisfaction of Trading Price Condition

Prior to January 1, 2012, a holder of notes may surrender its notes for conversion during the five business day period after any 10 consecutive trading-day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate (the “trading price condition”).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include the underwriters of the notes; provided that, if three such bids cannot reasonably be obtained by the trustee but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from any of such independent nationally recognized securities dealers, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not so instruct the trustee to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price on each day we fail to do so.

In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If the trading price condition has been met, we will so notify the holders of the notes.

If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders of the notes.

Conversion Upon Specified Corporate Transactions

Certain Distributions.  If we elect to

•	distribute to holders of all or substantially all of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading-day period ending on the trading day preceding the announcement of such distribution; or

•	distribute to holders of all or substantially all of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the declaration date for such distribution, we must notify the holders of the notes at least 35 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-dividend date” is the first date upon which a sale of our common stock does not automatically transfer the right to receive the relevant distribution from the seller of our common stock to its buyer. Holders of the notes may not exercise this right if they may participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described above as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

Certain Corporate Events.  If we are party to a transaction that would be a fundamental change described in clause (2) of the definition of fundamental change (without giving effect to the paragraph following that definition) if it were to occur, we must notify holders of the notes at least 35 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of (i) 35 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, until the related fundamental change purchase date, if later) and (ii) the date we notify holders of notes that such transaction has been terminated and will not occur.

In addition, holders may surrender all or a portion of their notes for conversion if a fundamental change of the type described in clause (1) of the definition of fundamental change occurs. In such event, holders may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is 35 calendar days after the actual effective date of such transaction or, if later, until the fundamental change purchase date.

Conversions on or After January 1, 2012.  On or after January 1, 2012, a holder may convert any of its notes at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date of such notes regardless of the foregoing conditions.

Conversion Upon Delisting of Our Common Stock.  A holder may surrender any of its notes for conversion at any time beginning on the first business day after our common stock (or other capital stock or American Depositary Receipts into which the notes are then convertible pursuant to the terms of the indenture) has ceased to be listed on a United States national or regional securities exchange for a 30 consecutive trading-day period.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the conversion date under the indenture.

If a holder has already delivered a purchase notice as described under “— Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment Upon Conversion

Upon conversion of notes, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 25 trading days during the observation period.

The “daily settlement amount” for each of the 25 trading days during the observation period shall consist of:

•	cash equal to the lesser of $40 and the daily conversion value (the amount determined pursuant to this clause being the “principal portion”); and

•	to the extent the daily conversion value exceeds $40, at our election either (i) a number of shares (the “maximum deliverable shares”) equal to (A) the difference between the daily conversion value and $40, divided by (B) the daily VWAP for our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) for such day, (ii) cash equal to the difference between such daily conversion value and $40, or (iii) any combination elected by us of shares of our common stock and cash in an amount equal to such excess of the daily conversion value over $40.

The “daily conversion value” means, for each of the 25 consecutive trading days during the observation period, 1/25th of the product of (1) the applicable conversion rate and (2) the daily VWAP for our common stock (or the consideration into which our common stock has been converted in connection with certain corporate transactions) on such day.

The “daily VWAP” for our common stock (or other security for which a daily VWAP must be determined) means, for each of the 25 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NEM.N <equity> AQR” (or its equivalent successor if such page is not available or the equivalent page for such other security as determined by us) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock (or other security for which a daily VWAP must be determined) on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose and selected by us). Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•	prior to January 1, 2012, the 25 consecutive trading-day period beginning on and including the third trading day after the related conversion date; and

•	on or after January 1, 2012, the 25 consecutive trading days beginning on and including the 27th scheduled trading day immediately preceding the maturity date.

For the purposes of determining payment upon conversion only, “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading generally in our common stock (or other security for which a daily VWAP must be determined) occurs on the New York Stock Exchange or, if our common stock (or other security for which a daily VWAP must be determined) is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock (or other security for which a daily VWAP must be determined) is then listed or, if our common stock (or other security for which a daily VWAP must be determined) is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock (or other security for which a daily VWAP must be determined) is then traded. If our common stock (or other security for which a daily VWAP must be determined) is not so listed or traded, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.

For the purposes of determining payment upon conversion only, “market disruption event” means (i) a failure by the primary United States national or regional securities exchange or other market on which our common stock (or other security for which a daily VWAP must be determined) is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for our common stock (or other security for which a daily VWAP must be determined) for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock (or other security for which a daily VWAP must be determined) or in any options, contracts or future contracts relating to our common stock (or other security for which a daily VWAP must be determined).

If we elect to pay cash in lieu of delivering all or a portion of the maximum deliverable shares with respect to a note surrendered for conversion, we will notify the holder of such note through the trustee of the percentage of each share issuable upon conversion of such note that will be paid in cash in lieu of our common stock (the “Cash Percentage”) at any time on or before the close of business on the second trading day immediately after the related conversion date. If we choose to settle all or any portion of the maximum deliverable shares in cash in connection with all conversions of notes on or after January 1, 2012, we will send, on or prior to the second scheduled trading day prior to January 1, 2012, a single notice for all such conversions to the trustee with respect to the Cash Percentage that will be paid in lieu of our common stock.

We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the observation period.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount (based upon the Daily VWAP for the final trading day of the applicable observation period).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1 OS0

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution or the effective date of such share split or combination, as applicable

CR1 =	the conversion rate in effect immediately after such ex-dividend date or effective date, as applicable

OS0 =	the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date, as applicable

OS1 =	the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date, as applicable, after giving pro forma effect to such dividend, distribution, share split or share combination

(2) If we distribute to holders of all or substantially all of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such distribution, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR1	=	CR0	x	OS0 + X OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior the ex-dividend date for such distribution

CR1 =	the conversion rate in effect immediately after such ex-dividend date

OS0 =	the number of shares of our common stock outstanding immediately after such ex-dividend date

X =	the total number of shares of our common stock issuable pursuant to such rights or warrants

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the distribution of such rights or warrants

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to holders of all or substantially all of our common stock, excluding

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	as described below in this paragraph (3) with respect to spin-offs;

then the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0 SP0 − FMV

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR1 =	the conversion rate in effect immediately after such ex-dividend date

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution

FMV =	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the effective date of the spin-off will be increased based on the following formula:

CR1	=	CR0	x	FMV0 + MP0 MP0

where,

CR0 =	the conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the effective date of the spin-off

CR1 =	the conversion rate in effect immediately after the effective date of the spin-off

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period from, and including, the effective date of the spin-off

MP0 =	the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period from, and including, the effective date of the spin-off

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off and shall be applied on a retroactive basis from, and including, the effective date of the spin-off; provided that in respect of any conversion occurring prior to the effective date of the spin-off with respect to which the related observation period would conclude during the 10 trading days from, and including, the effective date of any spin-off, references with respect to the spin-off to the 10 consecutive trading-day period shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the last day of the related observation period in determining the applicable conversion rate; provided further that in respect of any conversion occurring prior to the effective date of the spin-off with respect to which the related observation period would conclude during the three trading days from, and including, the effective date of such spin-off, references to the 10 consecutive trading-day period shall be deemed replaced with a three consecutive trading-day period with such adjustment to the conversion rate being applied on a retroactive basis from, and including, the effective date of the spin-off.

(4A)	If any regular, quarterly cash dividend or distribution made to holders of all or substantially all of our common stock is in excess of $0.10 per share (the “initial dividend threshold”), the conversion rate will be adjusted based on the following formulas:

CR1	=	CR0	x	SP0 SP0 − C

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution

CR1 =	the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution

C =	the amount in cash per share we distribute to holders of our common stock in excess of the initial dividend threshold

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate under this clause (4A).

(4B) If we pay any cash dividend or distribution that is not a regular, quarterly cash dividend or distribution to holders of all or substantially all of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0 SP0 − C

where,

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution

CR1 =	the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution

C =	the amount in cash per share we distribute to holders of our common stock

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	AC + (SP1 x OS1) OS0 x SP1

where,

CR0 =	the conversion rate in effect immediately prior to the effective date of the adjustment

CR1 =	the conversion rate in effect immediately after the effective date of the adjustment

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares accepted for purchase or exchange in such tender or exchange offer

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires

OS1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the reduction of shares accepted for purchase or exchange in such tender or exchange offer)

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires and shall be applied on a retroactive basis from, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion occurring prior to the date such tender or exchange offer expires with respect to which the related observation period would conclude during the 10 trading days from, and including, the trading day next succeeding the date such tender or exchange offer expires, references with respect to the tender or exchange offer to the 10 consecutive trading-day period shall be deemed replaced with such lesser number of trading days as have elapsed between the trading day next succeeding the date such tender or exchange offer expires and the last day of the related observation period in determining the applicable conversion rate; provided further that in respect of any conversion occurring prior to the date such tender or exchange offer expires with respect to which the related observation period would conclude during the three trading days from, and including, the trading day next succeeding the date such tender or exchange offer expires, references to the 10 consecutive trading-day period shall be deemed replaced with a three consecutive trading-day period with such adjustment to the conversion rate being applied on a retroactive basis from, and including, the trading day next succeeding the date such tender or exchange offer expires.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. If we pay withholding taxes on your behalf as a result of an adjustment to the conversion rate of the notes, we may, at our option and pursuant to certain provisions of the indenture, set-off such payments against payments of cash and common stock on the notes. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain United States Federal Income Tax Considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, holders that convert their notes will receive, in addition to our common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from our common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest and additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate that we elect not to make and take them into account upon the earlier of (1) any conversion of notes or (2) such time as all adjustments that have not been made prior thereto would have the effect of adjusting the conversion rate by at least 1%. Except as described below in this section, in “— Recapitalizations, reclassifications and changes of our common stock” and in “— Adjustment to shares delivered upon conversion upon certain fundamental changes,” we will not adjust the conversion rate.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets, or (B) any statutory share exchange, consolidation or merger involving us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our subsidiaries, then, at the effective time of the transaction, the right to convert a note will be changed into, with respect to each $1,000 in principal amount of notes, a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. However, at and after the effective time of the transaction, holders of notes will continue to receive all or a portion of the consideration payable upon conversion of such notes in cash as described above under “— Payment upon conversion,” and the daily conversion value will be calculated based on the value of the reference property.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate last reported sale prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective at any time during the period from which such prices are to be calculated. Such adjustments will be effective as of the effective date of the adjustment to the conversion rate.

Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes

If you elect to convert your notes as described above under “— Conversion upon specified corporate transactions — Certain corporate events” in connection with a fundamental change (as defined below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes”) that occurs on or prior to maturity of the notes, the conversion rate applicable to the notes so converted will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion will be deemed to have occurred in connection with such fundamental change only if such notes are surrendered for conversion at a time when the notes are convertible as a result of the expected or actual occurrence of such fundamental change as described above under “— Conversion upon specified corporate transactions — Certain corporate events” and notwithstanding the fact that a note may then be convertible because another condition to conversion has been satisfied. We will settle conversions of notes as described below under “— Settlement of conversions in a fundamental change.”

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (1) or (2) of the definition thereof, and holders of our common stock receive only cash in that fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the effective date of the fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth above under “— Conversion rate adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$

February , 2009
February 15, 2010
February 15, 2011
February 15, 2012

The exact stock prices and effective dates may not be set forth in the table above, in which case

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $ per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $ per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion of the notes exceed           per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth above under “— Conversion rate adjustments.”

In addition, if a holder of notes elects to convert its notes prior to the effective date of any fundamental change, and the fundamental change does not occur, such holder will not be entitled to an increased conversion rate in connection with such conversion.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Our obligation to increase the conversion rate as described above could discourage a potential acquirer of us. The provisions with respect to the adjustment to the conversion rate upon a fundamental change, however, are not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

Settlement of Conversions in a Fundamental Change

As described above under “— Recapitalizations, reclassifications and changes of our common stock,” upon effectiveness of any fundamental change described under clause (2) of the definition of fundamental change as set forth below under “— Fundamental Change Permits Holders to Require Us to Purchase Notes,” the notes will be convertible only into cash and reference property (or, at our election, in lieu of such reference property, cash or a combination of cash and reference property), if applicable. If, as described above in “— Adjustment to shares delivered upon conversion upon certain fundamental changes,” we are required to increase the conversion rate for notes converted in connection with such fundamental change by the additional shares as a result of the fundamental change, notes so surrendered for conversion will be settled as follows:

•	If the last day of the applicable observation period related to notes surrendered for conversion is prior to the third trading day immediately preceding the effective date of the fundamental change, we will settle such conversion as described above under “— Payment upon conversion” by delivering the amount of cash and shares of our common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if any, based on the conversion rate then in effect without regard to the number of additional shares to be added to the conversion rate as described above, on the third trading day immediately following the last day of the applicable observation period. In addition, as soon as practicable following the effective date of the fundamental change, we will deliver the increase in such amount of cash and reference property (or, at our election, in lieu of such reference property, cash or a combination of cash and reference property) deliverable in lieu of shares of our common stock, if any, as if the conversion rate had been increased by such number of additional shares during the related observation period and based upon the related daily VWAP prices during such observation period. If such increased settlement amount results in an increase in the amount of cash to be paid to holders, we will pay such increase in cash, and if such increased settlement amount results in an increase to the number of shares of our common stock, we will deliver such increase by delivering reference property (or, at out election, cash or a combination of cash and reference property) based on such increased number of shares.

•	If the last day of the applicable observation period related to notes surrendered for conversion is on or after the third trading day immediately preceding the effective date of the fundamental change, we will settle such conversion as described above under “— Payment upon conversion” based on the conversion rate as increased by the additional shares described above on the later to occur of (1) the effective date of the transaction and (2) the third trading day immediately following the last day of the applicable observation period.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change (as defined below in this section) occurs at any time, each holder will have the right, at that holder’s option, to require us to purchase for cash any or all of that holder’s notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, if any, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us that is no later than the 35th calendar day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of all shares of our common equity entitled to vote generally in the election of directors, unless such beneficial ownership arises as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; and provided, that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange under such offer; or

(2) consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any statutory share exchange, consolidation or merger involving us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our subsidiaries, other than any transaction

•	involving a consolidation or merger that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

•	where the holders of more than 50% of all classes of our common equity immediately prior to such transaction that is a statutory share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent entity thereof immediately after such transaction; or

•	that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(3) our common stock (or other capital stock or American Depositary Receipts into which the notes are then convertible pursuant to the terms of the indenture) ceases to be listed on a United States national or regional securities exchange.

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if 90% or more of the consideration received or to be received by our common stockholders (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with the transaction or transactions constituting the fundamental change consists of shares of capital stock or American Depositary Receipts traded on a United States national or regional securities exchange or which will be so traded when issued or exchanged in connection with the transaction that would otherwise be a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, a holder must deliver, on or before the business day immediately preceding the fundamental change purchase date, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. The purchase notice must state

•	if certificated, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount of the holder’s notes to be purchased, which must be $1,000 or an integral multiple thereof; and

•	that the holder’s notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, the notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. A holder of notes that has exercised the purchase right will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes on the second business day following the fundamental change purchase date, then

•	the notes tendered for purchase and not withdrawn will cease to be outstanding and interest, including additional interest, if any, will cease to accrue on such notes on the fundamental change purchase date (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holders with respect to the notes tendered for purchase and not withdrawn will terminate on the fundamental change purchase date (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price or be able to arrange for financing to pay the purchase price in connection with a tender of notes for purchase. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors — Risks Related to the Notes and Our Common Stock — We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change, or to pay cash upon the conversion of notes, as required by the indenture governing the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates. We will not be required to make an offer to purchase the notes upon a fundamental change if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the indenture applicable to an offer by us to purchase the notes upon a fundamental change and such third party purchases all notes validly tendered and not withdrawn upon such offer.

Consolidation, Merger and Sale of Assets

The indenture provides that the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not the Company) is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Reports

The indenture governing the notes will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 30 days after the same are required to be filed with the SEC.

Events of Default

Each of the following is an event of default under the indenture:

(1) default in any payment of interest, including any additional interest, on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and the default continues for a period of 3 business days after there has been given, by registered or certified mail, to the Company by the trustee or by such holder, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the indenture;

(4) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under “— Conversion upon specified corporate transactions,” in each case when due;

(5) failure on the part of the Company or Newmont USA Limited duly to observe or perform any other of the covenants or agreements on the part of the Company or Newmont USA Limited, as the case may be, in respect of the notes contained in the indenture and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company and Newmont USA Limited by the trustee or to the Company, Newmont USA Limited and the trustee by the holders of at least 25% in principal amount of the notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the indenture;

(6) default by the Company or Newmont USA Limited with respect to any Material Indebtedness (as defined below), whether such Material Indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise; provided, that any event of default under either of the foregoing clauses (i) and (ii) shall be deemed cured and not to be continuing upon the payment of such indebtedness or the rescission or annulment of any acceleration of such indebtedness;

(7) a court having jurisdiction enters a decree or order for relief in respect of the Company or Newmont USA Limited in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or Newmont USA Limited or for all or substantially all of its property or ordering the winding up or liquidation of its affairs, and such decree or order remains unstayed and in effect for a period of 90 consecutive days;

(8) the Company or Newmont USA Limited commences a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or Newmont USA Limited, respectively, or for all or substantially all of its property, or makes any general assignment for the benefit of creditors; or

(9) except as permitted by the indenture, (i) the subsidiary guarantee of Newmont USA Limited with respect to the notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or (ii) Newmont USA Limited shall deny or disaffirm its obligation under its subsidiary guarantee with respect to the notes.

“Material Indebtedness” is indebtedness (other than indebtedness under the notes) of any one or both of the Company and Newmont USA Limited in an aggregate principal amount exceeding $75,000,000.

If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including any additional interest, on all the notes to be due and payable. In case of the events of default described in clauses (7) and (8) above, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest, will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described above under “— Reports” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at an annual rate equal to 0.25% of the principal amount of the notes. If we so elect, such additional interest will accrue on all outstanding notes from and including the date on which the event of default relating to the failure to comply with the reporting obligations in the indenture or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act first occurs to but not including the 120th day thereafter (or such earlier date on which such event of default is cured or waived by the holders of a majority in principal amount of the outstanding notes). On such 120th day (or earlier, if the event of default relating to the reporting obligations under the indenture or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act is cured or waived by the holders of a majority in principal amount of the outstanding notes prior to such 120th day), such additional interest will cease to accrue and, if the event of default relating to reporting obligations or the failure to comply with Section 314(a)(1) of the Trust Indenture Act has not been cured or waived prior to such 120th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest on the notes as the sole remedy during the first 120 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in the indenture or the failure to comply with Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) and rescind any acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of notes notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders of notes. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year with respect to the notes. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended, with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money other than that stated in the note or, other than in accordance with the provisions of the indenture, eliminate any existing subsidiary guarantee of the notes;

(7) impair the right of any holder of a note to receive payment of principal and interest, including additional interest, on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(8) make any change in the amendment provisions which require the consent of each holder of notes or in the waiver provisions with respect to the notes.

Without the consent of any holder, the Company and the trustee may amend the indenture and the notes to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) evidence the succession of another entity to the Company and provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) add guarantees with respect to the notes;

(5) secure the notes;

(6) add to the covenants of the Company for the benefit of the holders of notes or surrender any right or power conferred upon the Company with respect to the notes;

(7) evidence and provide for the acceptance of appointment of a successor trustee pursuant to the indenture;

(8) comply with the provisions of any clearing agency, clearing corporation or clearing system, the trustee or the registrar with respect to the provisions of the indenture or the notes relating to transfers and exchanges of notes;

(9) provide for the conversion of notes in accordance with the terms of the indenture;

(10) make any change with respect to the notes that does not materially adversely affect the rights of any holder of notes;

(11) comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act; or

(12) conform the provisions of the indenture to the “Description of Notes” section in this prospectus supplement.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders of notes, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by (i) delivering to the security registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders of the notes, as applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and shares of common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if applicable, sufficient to pay all of the outstanding notes, and (ii) paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes or the indenture. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of the notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of the notes upon the request of that holder.

Trustee

The Bank of New York Mellon Trust Company, N.A. will be the trustee, security registrar, paying agent and conversion agent for the notes. The Bank of New York Mellon Trust Company, N.A., in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants (“indirect participants”). We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to beneficial interests of DTC participants) and the records of DTC participants (with respect to the beneficial interests of indirect participants).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of the holders of the notes. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants. DTC participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture.

Except as provided below, owners of beneficial interests in a global note

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a DTC participant, on the procedures of the DTC participant through which the investor owns its interest).

The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global notes to such persons may be limited.

Payments of principal and interest (including additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, nor the trustee, registrar, paying agent nor conversion agent have or will have any responsibility for the performance by DTC or any DTC participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of the notes, including the presentation of the notes for exchange, only at the direction of one or more DTC participants to whose account interests in the global notes are credited, and only in respect of the principal amount of the notes represented by the global notes as to which the DTC participant or DTC participants has or have given such direction.

Payments by DTC participants and indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those DTC participants or indirect participants and DTC.

Transfers between DTC participants will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of an interest in a global note only if

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures; or

•	certain other events provided in the indenture should occur.

DESCRIPTION OF COMMON STOCK

Please read the information discussed under the heading “Description of Capital Stock” beginning on page 5 of the accompanying prospectus. As of December 31, 2008, we had 750,000,000 shares of authorized common stock, par value $1.60 per share, of which (1) 443,062,428 shares were outstanding, including shares evidenced by Australian CHESS depositary interests which represent beneficial ownership of shares of our common stock on a ten-for-one basis and (2) 11,522,061 shares were issuable upon conversion of the exchangeable shares of Newmont Mining Corporation of Canada Limited (“Newmont Canada”), have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock.

Upon completion of the Common Stock Offering,           shares of our common stock will be outstanding, based on the approximate number of shares of common stock issued and outstanding as of December 31, 2008 (assuming no exercise of the underwriters’ option to purchase additional shares of common stock). See “Risk Factors — Risks Related to the Notes and Our Common Stock — There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and the shares of common stock into which the notes may be converted. This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, administrative rulings, and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, which may result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note or share of common stock held as a “capital asset” (generally, property held for investment) by a beneficial owner who purchased a note on original issuance at its “issue price” (the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxation and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes or common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes consequences, if any.

If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding notes or shares of common stock, you should consult your tax advisors.

If a note is purchased for an amount that is less than the issue price of the notes, the beneficial owner generally will be subject to special rules under the Code referred to as the “market discount” rules. If a note is purchased for an amount that is greater than the issue price of the notes, the beneficial owner may be able to make an election to apply special rules referred to under the Code as the “amortizable bond premium” rules. In general, the market discount and amortizable bond premium rules can affect the timing, amount, and character of a beneficial owner’s income with respect to the notes. These rules are not addressed in this summary. If you may purchase a note for an amount that is greater or less than the issue price of the notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any state, local, foreign, or other taxing jurisdiction, or under any applicable tax treaty.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership, or entity or arrangement treated as a partnership, for U.S. federal income tax purposes) of notes or shares of common stock received upon conversion of the notes that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Consequently, non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local, foreign and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Payment of Interest

It is anticipated, and this discussion assumes, that the notes will be issued for an amount equal to their principal amount. In such a case, interest on a note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes.

Additional Shares

In certain circumstances, we may be required to increase the applicable conversion rate by a number of additional shares for any conversion of notes in connection with certain fundamental changes. See “Description of Notes — Conversion Rights — Adjustment to shares delivered upon conversion upon certain fundamental changes.” This obligation to increase the applicable conversion rate in certain circumstances may implicate the U.S. Treasury Regulations relating to “contingent payment debt instruments.” Although the matter is not free from doubt, we intend to take the position (and this discussion assumes) that the possible increase in the applicable conversion rate for any conversion of notes in connection with such fundamental changes does not cause the notes to be treated as contingent payment debt instruments because such a possibility is a remote or incidental contingency within the meaning of applicable U.S. Treasury Regulations.

Our position that the notes are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the U.S. Internal Revenue Service (“IRS”) in the manner required by applicable U.S. Treasury Regulations. Our position that the notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were successfully to challenge our position and the notes were treated as contingent payment debt instruments, U.S. holders may be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the notes, treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note, and treat the entire amount of realized gain upon a conversion of notes as taxable.

Sale, Exchange, Redemption, or Other Taxable Disposition of Notes (Other Than a Conversion)

Except as provided below under “Consequences to U.S. holders — Conversion of notes,” a U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest, which will be taxable as such) upon the sale, exchange, redemption, or other taxable disposition and such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses may be limited.

Conversion of Notes

If a U.S. holder receives solely cash in exchange for notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “Consequences to U.S. holders — Sale, exchange, redemption or other taxable disposition of notes (other than a conversion)”).

The tax treatment of a conversion of a note into cash and shares of our common stock is uncertain, and depends in part on whether the notes constitute “securities” within the meaning of section 354 of the Code. There is no precise definition of “securities” for this purpose, and it is unclear whether the notes constitute “securities.” The determination of whether a debt instrument constitutes a “security” depends upon its overall nature. The most significant factor in this determination, although not decisive, is the instrument’s term. A debt instrument with a term of ten years or more generally qualifies as a “security,” while a term of five years or less may be too short to qualify. Other factors include the degree of the holder’s participation and continuing interest in the affairs of the issuer’s business and the overall risk of loss on the investment. U.S. holders should consult their tax advisors regarding whether the notes constitute “securities” for these purposes and the consequences of such a conversion.

If the notes do not constitute “securities” for such purposes, although there is uncertainty concerning the federal income tax treatment due to the lack of authority, the conversion of a note into cash and shares of our common stock could be treated in part as a redemption and in part as a conversion, as discussed below. There is a risk that the IRS could take the position that the conversion of a note into cash and common stock is a fully taxable exchange, as discussed below. If the notes were to constitute “securities” within the meaning of section 354 of the Code, the conversion of a note into cash and common stock should be treated as a recapitalization within the meaning section 368(a)(1)(E) of the Code, the consequences of which are discussed below.

Treatment as Part Conversion and Part Redemption.  If the notes are not treated as “securities” and if a conversion of notes in exchange for cash and shares of our common stock were characterized in part as a conversion and in part as a redemption for U.S. federal income tax purposes, the cash payment received should be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “Consequences to U.S. holders — Sale, exchange, redemption or other taxable disposition of notes (other than a conversion)” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received should be treated as received upon a conversion of the remaining portion of the note, which generally should not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In such a case, the U.S. holder’s tax basis in the note would generally be allocated pro rata among the portion of the note exchanged for common stock, any fractional share that is deemed sold for cash, and the portion of the note that is treated as sold for cash. To the extent any common stock is deemed allocable to accrued but unpaid interest, the basis in such stock will equal its fair market value at the time of conversion. The holding period for the common stock received in the conversion (other than common stock received with respect to accrued interest) should include the holding period for the note being converted.

Treatment as a Fully Taxable Exchange.  If the notes are not treated as “securities” and if the conversion of a note into cash and shares of our common stock is treated as a fully taxable exchange, a U.S. holder should recognize gain or loss in an amount determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “Consequences to U.S. holders — Sale, exchange, redemption or other taxable disposition of notes (other than a conversion)”).

Treatment as a Recapitalization.  If the notes were to be treated as “securities” within the meaning of section 354 of the Code, a conversion of notes in exchange for cash and shares of our common stock should be characterized as a recapitalization for U.S. federal income tax purposes. In such case, gain, but not loss, would be recognized. The gain would be equal to the excess of the cash received (other than amounts attributable to accrued interest, which will be treated as such, or amounts attributable to any cash received in lieu of a fractional share) plus the fair market value of the common stock received (including any fractional share deemed received) over a U.S. holder’s adjusted tax basis in the notes, but in no event should the gain required to be recognized exceed the amount of cash received (excluding cash in lieu of a fractional share). Any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of conversion, the note has been held for more than one year.

The tax basis of the shares of our common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received, but including any fractional shares deemed received) would equal the adjusted tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s adjusted tax basis in the shares received and deemed received that is allocable to the fractional share. A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

If a U.S. holder’s receipt of cash and common stock upon a conversion of a note is treated as a recapitalization for U.S. federal income tax purposes, a U.S. holder may be subject to information reporting and document retention requirements under Treasury Regulation section 1.368-3. U.S. holders should discuss these potential requirements with their tax advisors.

Distributions

Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to dividends received by individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. See the discussion under the heading “Description of Notes — Conversion Rights — Conversion rate adjustments” and “Description of Notes — Conversion Rights — Adjustment to shares delivered upon conversion upon certain fundamental changes.” Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear under existing law whether a constructive dividend deemed paid to a U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear under existing law whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay backup withholding taxes on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option and pursuant to certain provisions of the indenture, set-off any such payment against payments of cash and common stock payable on the notes.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Common Stock

Upon the sale, exchange, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 15%, which maximum is currently scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to limitations.

Possible Effect of Changes to the Notes

In certain situations, we may provide for the conversion of the notes into shares of an acquirer (as described above under “Description of Notes — Conversion Rights — Recapitalizations, reclassifications and changes of our common stock”). In addition, subject to certain exceptions, the terms of the notes may be modified or amended (as described above under “Description of Notes — Modification and Amendment”). Depending on the circumstances, such changes to the notes could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation) and properly establishes its exemption. Backup withholding generally will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

Payments of Interest

The 30% U.S. federal withholding tax generally will not be applied to any payment of interest to a non-U.S. holder provided that:

•	the non-U.S. holder does not actually or by attribution own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us within the meaning of section 864(d)(4) of the Code;

•	the non-U.S. holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	(a) the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W 8BEN (or other applicable form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable U.S. Treasury Regulations.

Special certification rules apply to non-U.S. holders that are pass-through entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, then (although the non-U.S. holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and Constructive Distributions

Subject to the discussion below under the heading “— Foreign Investment in Real Property Tax Act,” any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. holders — Constructive distributions” above) generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option and pursuant to certain provisions of the indenture, set-off any such payment against payments of cash and common stock payable on the notes.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, exchange, certain redemptions, conversion or other taxable dispositions of notes or shares of common stock

Gain realized by a non-U.S. holder on the sale, exchange, certain redemptions or other taxable disposition of a note or common stock, as well as upon the conversion of a note into cash or into a combination of cash and stock, generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be.

If a non-U.S. holder is an individual described in the first bullet point above, such holder will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock under regular graduated U.S. federal income tax rates. If a non-U.S. holder is an individual described in the second bullet point above, such holder generally will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption, conversion or other taxable disposition of a note or common stock, which gain may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. If a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it will be subject to tax on its net gain generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. Any common stock which a non-U.S. holder receives on the conversion of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “Consequences to non-U.S. holders — Payments of interest.” If a non-U.S. holder’s receipt of cash and common stock upon a conversion of a note is treated as a recapitalization for U.S. federal income tax purposes, a non-U.S. holder may be subject to information reporting and document retention requirements under U.S. Treasury Regulation section 1.368-3. Non-U.S. holders should discuss these potential requirements with their tax advisors. The U.S. federal income tax consequences that may apply to a non-U.S. holder in the event that we were, currently are or become a USRPHC are described below under the heading “— Foreign Investment in Real Property Tax Act.”

Foreign Investment in Real Property Tax Act

Under U.S. federal income tax laws enacted as part of the Foreign Investment in Real Property Tax Act (“FIRPTA”), any person that acquires a “United States real property interest” (“USRPI”) (as described below) from a non-U.S. holder, or that makes a distribution to a non-U.S. holder with respect to a USRPI, generally must deduct a U.S. federal withholding tax equal to 10% of the gross proceeds paid to the non-U.S. holder (or possibly, in the case of a distribution, equal to 30% if such person follows certain procedures under U.S. Treasury Regulations under section 1441 of the Code) (referred to as “FIRPTA withholding”). In addition, a non-U.S. holder that disposes of a USRPI, or that receives a distribution with respect to a USRPI, may be required to pay additional U.S. federal income tax with respect to such disposition or distribution to the extent that any FIRPTA withholding is not sufficient to otherwise fully satisfy such non-U.S. holder’s tax liabilities (referred to as the “FIRPTA tax”). In general, a non-U.S. holder that is subject to FIRPTA withholding or the FIRPTA tax will be required to timely file a U.S. federal income tax return reporting any required amounts as income effectively connected with the conduct of a trade or business in the U.S. and pay any FIRPTA tax due upon the filing of such return (or, depending upon the circumstances, earlier through estimated payments).

For purposes of FIRPTA withholding and the FIRPTA tax, a USRPI generally includes any interest (other than an interest solely as a creditor) in a U.S. corporation, unless it is established under specified procedures that the U.S. corporation was not a USRPHC at any time during the shorter of either (i) the 5-year period ending on the date of the relevant disposition or distribution or (ii) the period during which a non-U.S. holder held an interest in the U.S. corporation. In general, a U.S. corporation is classified as a USRPHC if the fair market value of its interests in U.S. real property equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus any other assets used or held for use in its trade or business.

However, even if a U.S. corporation is generally classified as a USRPHC, an exemption to FIRPTA withholding and the FIRPTA tax may be available pursuant to U.S. Treasury Regulations issued under section 897 and section 1445 of the Code. In particular, although existing law is not entirely clear, under Treasury Regulation sections 1.897-1(c)(2)(iii)(A) and 1.897-9T(b) an interest held by a non-U.S. holder generally will not be treated as a USRPI (and therefore an exemption to FIRPTA withholding and the FIRPTA tax generally will be available) if (i) any class of the U.S. corporation’s stock is regularly traded on an established securities market and (ii) such non- U.S. holder has never directly, indirectly, or constructively held (x) in the case of a regularly traded class of interests (referred to as a “regularly traded interest”), more than 5% of the total fair market value of that class of interests, or (y) in the case of a non-regularly traded class of interests that is convertible into a regularly traded class of interests (referred to as a “non-regularly traded convertible interest”), an amount of such non-regularly traded class of interests with an aggregate fair market value greater than 5% of the total fair market value of the regularly traded class of interests (such a non-U.S. holder referred to as a “non-significant non-U.S. holder”). For purposes of determining whether a non-U.S. holder is a non-significant non-U.S. holder, a number of special rules apply, including certain ownership attribution rules and, in the case of a non-U.S. holder that holds a non-regularly traded convertible interest, a rule that requires the aggregation of any subsequently acquired interests of the same class with any previously acquired interests and the valuation of all such interests as of the date of the most recent subsequent acquisition.

Based on the current and potential future composition of our worldwide assets, we believe that we may currently be a USRPHC and, even if we are not currently a USRPHC, we can give no assurance that we may not become a USRPHC in the future or that we may not have been a USRPHC in the past. In addition, although it is possible that the notes may become regularly traded interests in the future, we generally expect that the notes will initially constitute non-regularly traded convertible interests for purposes of determining whether a non-U.S. holder may qualify as a non-significant non-U.S. holder. As a result, even though existing law is not entirely clear and the application of the rules described above is not entirely free from doubt (such that there are no clear guidelines to follow in determining whether a non-U.S. holder may qualify as a non-significant non-U.S. holder), based on the law and facts and circumstances as they currently exist, even if we otherwise believe we are a USRPHC we intend to take the position that the notes will not constitute USRPIs provided that at the relevant time (i) our common stock is regularly traded on an established securities market and (ii) the applicable non-U.S. holder qualifies as a non-significant non-U.S. holder by reason of never exceeding the ownership threshold generally described above for non-regularly traded convertible interests (as well as by reason of never exceeding the ownership threshold generally described above for regularly traded interests, if we believe the notes may have become regularly traded interests) and makes a timely certification in a manner acceptable to us to such effect using forms effectively provided by us.

Accordingly, provided that the above conditions are satisfied, and absent any guidance from the IRS or any change or clarification of law or interpretation thereof (whether administrative, including unpublished guidance, judicial or legislative), we currently do not intend to withhold amounts in respect of FIRPTA withholding from amounts payable to non-significant non-U.S. holders in connection with our acquisition of the notes (including upon a conversion of the notes) or in connection with any deemed distributions made to such non-U.S. holders in respect of our common stock (as a result of a change in the conversion rate of the notes). In addition, although existing law is not entirely clear, in the event our common stock remains regularly traded on an established securities market and such non-U.S. holder has never directly, indirectly, or constructively held common stock worth more than 5% of the total fair market value of our outstanding common stock, such non-U.S. holder generally should not be subject to FIRPTA withholding or the FIRPTA tax upon the receipt of an actual dividend with respect to common stock or upon a disposition of common stock.

However, it is possible the IRS could disagree with our position, in which case we may be liable for our failure to withhold amounts in respect of FIRPTA withholding and non-U.S. holders may be liable for FIRPTA tax, including interest and penalties if they fail to timely file a U.S. federal income tax return and pay such tax when due. Furthermore, purchasers may generally be required to withhold amounts in respect of FIRPTA withholding upon their acquisition of a note or common stock from a non-U.S. holder, and may not agree with the position that we intend to take regarding the applicability of the potential exceptions to FIRPTA described above. If a non-U.S. holder does not qualify as a non-significant non-U.S. holder by providing timely certification in a manner acceptable to us using forms effectively provided by us, or if we otherwise determine in our sole discretion that a change in applicable facts and circumstances or change in applicable law or guidance or interpretation thereof has occurred, we generally intend to withhold 10% of certain amounts payable to non-U.S. holders in respect of the notes or common stock (or possibly 30% with respect to distributions pursuant to procedures under section 1441 of the Code) in order to satisfy our FIRPTA withholding obligations (including, without limitation, upon a conversion of the notes).

Non-U.S. holders are urged to consult their own tax advisors as to whether the sale, exchange, repurchase, redemption, or conversion of the notes or possibly a sale, exchange, repurchase, or redemption of the common stock, or whether any actual or deemed distributions, may be subject to U.S. federal income tax under FIRPTA, regardless of whether we or any other purchaser withholds in order to satisfy FIRPTA withholding obligations. In addition, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of acquiring, owning and disposing of a note or common stock, including any potential obligation of a purchaser to withhold certain amounts under FIRPTA upon the acquisition of a note or common stock. If an applicable exemption is available (by reason of a non-U.S. holder qualifying as a non-significant non-U.S. holder or otherwise), any amounts withheld by us or other purchasers generally will be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability provided the required forms and information are timely furnished to the IRS.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest and dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make, provided the statement described above in the last bullet point under “Consequences to non-U.S. holders — Payments of interest” has been received (and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the payment of the proceeds on the disposition of a note or share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS in a timely manner.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase, holding and disposition of the notes and the shares of common stock that may be issuable upon conversion of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), individual retirement accounts and other arrangements that are subject to the prohibited transactions rules under Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA and any similar laws) of such plans, accounts and arrangements (each, a “plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or a plan subject to the prohibited transactions rules under Section 4975 of the Code (an “ERISA plan”) and prohibit certain transactions involving the assets of an ERISA plan and its fiduciaries or other interested parties. Under ERISA, any person who exercises any discretionary authority or control over the administration of an ERISA plan or the management or disposition of the assets of an ERISA plan, or who renders investment advice for a fee or other compensation to an ERISA plan, is generally considered to be a fiduciary of the ERISA plan.

In considering an investment in the notes and the shares of common stock that may be issuable upon conversion of the notes of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar laws relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws, as well as whether the investment will result in unrelated business taxable income. ERISA plan fiduciaries must make their own determinations regarding the investment, taking into consideration all of the specific facts and circumstances of the plan and an investment in the notes and the shares of common stock that may be issuable upon conversion of the notes.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person, including a fiduciary, of an ERISA plan who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Whether or not our underlying assets are deemed to include “plan assets,” the acquisition and/or holding of notes and the shares of common stock that may be issuable upon conversion of the notes by an ERISA plan with respect to which we or the underwriters or any respective affiliates are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes and the shares of common stock that may be issuable upon conversion of the notes. These class exemptions include, without limitation, PTCE 84-14, for specified transactions determined by independent qualified professional asset managers, PTCE 90-1, for specified transactions involving insurance company pooled separate accounts, PTCE 91-38, for specified transactions involving bank collective investment funds, PTCE 95-60, for specified transactions involving life insurance company general accounts and PTCE 96-23, for specified transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for the purchase and holding of the notes and the shares of common stock that may be issuable upon conversion of the notes by an ERISA plan with respect to which we or the underwriters, or certain affiliates, are a party in interest or a disqualified person, provided that neither the party in interest or disqualified person, nor certain of its affiliates, have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA plan involved in the transaction, and provided further that the ERISA plan pays no more and receives no less than “adequate consideration” in connection with the transaction.

Because of the foregoing, the notes and the shares of common stock that may be issuable upon conversion of the notes may not be purchased or held by any person investing “plan assets” of any plan, unless the purchase, holding and disposition of the notes and such shares of common stock will not constitute a non-exempt prohibited transaction under ERISA and the Code or violate any applicable similar laws.

Representation and Warranty

Accordingly, by its acceptance of a note or the shares of common stock that may be issuable upon conversion of the note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes or the shares of common stock that may be issuable upon conversion of the notes constitutes assets of any plan or (ii) the purchase, holding and disposition of the notes and the shares of common stock that may be issuable upon conversion of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable similar laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties and taxes that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering investing in the notes and the shares of common stock that may be issuable upon conversion of the notes on behalf of, or with the assets of, any plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such transactions and whether an exemption would be available.

Purchasers and transferees of the notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the notes or the shares of common stock that may be issuable upon conversion of the notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any similar laws. The sale of any notes and the shares of common stock that may be issuable upon conversion of the notes to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for such plans generally or any particular plan.

UNDERWRITING

Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as joint book running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of notes set forth opposite the underwriter’s name:

Principal
Amount of
Underwriter	Notes

Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
BMO Capital Markets Corp.
Total	350,000,000

The underwriters are committed to purchase all of the notes offered by us if they purchase any notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the notes directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at a discount from the initial public offering price of up to     % of the principal amount of the notes. After the initial offering of the notes to the public, the offering price and other selling terms may be changed by the underwriters. Sales of notes made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to an additional $52,500,000 aggregate principal amount of notes at the initial offering price less the underwriters’ discount. Notes issued pursuant to the exercise, if any of these options, must be issued within the 13-day period commencing on and including the date of the original issuance of the notes. The underwriters may exercise the option solely to cover over-allotments. If any notes are purchased with this over-allotment option, the underwriters will purchase notes in approximately the same proportion as shown in the table above. If any additional notes are purchased, the underwriters will offer the additional notes on the same terms as those on which the notes are being offered.

We and our directors and executive officers have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of each of the representatives, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such officers and directors in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

Notwithstanding the above, the underwriters have agreed in the underwriting agreement that the lock-up agreement will not apply to us with respect to (1) the issuance of shares under the terms of our existing convertible notes and the notes sold in this offering, (2) our sale of our common stock in the Common Stock Offering, (3) the grant of options or issuance of shares of our common stock to employees or directors by us in the ordinary course of business and (4) the issuance by us of shares of our common stock upon the exercise of options granted under company stock plans. In addition, notwithstanding the lock-up agreements applicable to our directors and executive officers, the underwriters have agreed that such directors and executive officers may transfer (a) shares of common stock (or stock options exercisable for common stock) by gift (including charitable donations or gifts) or for estate planning purposes (provided that each donee or distributee agrees to be bound by the lock-up agreement), (b) shares (or stock options exercisable for common stock) to partners of such persons, (c) shares acquired in the open market after the closing of this offering and the Common Stock Offering, and (d) pursuant to a trading plan that complies with the requirements of Rule 10b5-1 under the Exchange Act, provided that in the case clause (a), (b) or (c) above no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 90-day period referred to above).

The notes are a new issue of securities, and there is currently no established trading market for the notes. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately $     .

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling notes in the open market for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress. These stabilizing transactions may include making short sales of the notes, which involves the sale by the underwriters of a greater number of notes than they are required to purchase in this offering, and purchasing notes on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over allotment option, in whole or in part, or by purchasing notes in the open market. In making this determination, the underwriters will consider, among other things, the price of notes available for purchase in the open market compared to the price at which the underwriters may purchase notes through the over allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase notes in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M promulgated under the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the notes, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase notes in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those notes as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes, and, as a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions in the over the counter market or otherwise.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate an aggregate principal amount of notes to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, each of Citicorp USA, Inc., an affiliate of Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., and Bank of Montreal, Chicago Branch, an affiliate of BMO Capital Markets Corp, is a lender under our revolving credit facility. We have also entered into a commitment letter for the $1.0 billion Bridge Facility under which JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc. (and certain of its affiliates) and Bank of Montreal are lenders. The commitments of the lenders under the Bridge Facility will automatically be reduced on a dollar for dollar basis by the amount of net cash proceeds received by us in this offering and the concurrent Common Stock Offering. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running mangers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to

“professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

EXPERTS

Our financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this document by reference to our Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ian Douglas, Newmont’s Group Executive of Reserves and Geostatistics, is the qualified person responsible for the preparation of the scientific and technical information concerning our mineral properties in this prospectus supplement. The reserves disclosed in this prospectus supplement have been prepared in compliance with Industry Guide 7 published by the SEC. We have determined that such reserves would be substantively the same as those prepared using the Guidelines established by the Canadian Institute of Mining, Metallurgy and Petroleum. For a description of the key assumptions, parameters and methods used to estimate mineral reserves on our material properties, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see our Annual Report on Form 10-K for the year ended December 31, 2007 and our Management Discussion and Analysis of Financial Condition and Results of Operation, as filed from time to time, on EDGAR in the United States.

VALIDITY OF THE SECURITIES

The validity of the notes and the shares of our common stock issuable upon conversion of the notes will be passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado, and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC’s web site at http://www.sec.gov. The information on our website is not incorporated by reference into and is not made a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

As required by the Securities Act, we have filed a registration statement on Form S-3 relating to the notes offered by this prospectus supplement and the accompanying prospectus with the SEC. This prospectus supplement and the accompanying prospectus are parts of that registration statement, which includes additional information. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

We “incorporate by reference” in this prospectus supplement certain information that we file with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and, where applicable, supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

Newmont SEC Filings (File No. 001-31240)	Period

Annual Report on Form 10-K (including the portions of our proxy statement for our 2008 annual meeting of stockholders incorporated by reference therein, but excluding the financial statements)	Year ended December 31, 2007
Quarterly Report on Form 10-Q	Quarters ended March 31, 2008, June 30, 2008 and September 30, 2008
Current Reports on Form 8-K	Filed January 7, 2008, February 13, 2008, March 4, 2008, April 4, 2008, July 14, 2008, September 23, 2008, October 22, 2008, November 5, 2008 and January [27], 2009 (except with respect to matters furnished under Items 2.02 and 7.01 thereof)

The description of our common stock contained in our registration statement on Form 8-A for our common stock filed under the Exchange Act on February 15, 2005, including any amendment or report filed for the purpose of updating that description.

We also incorporate by reference in this prospectus supplement any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all of the securities that may be offered by this prospectus supplement. However, we are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any Current Report on Form 8-K.

You may request a copy of these filings at no cost to you, by writing or telephoning us as follows:

Newmont Mining Corporation
6363 South Fiddlers Green Circle
Greenwood Village, Colorado 80111
Attn: Office of the Secretary
(303) 863-7414

This prospectus supplement incorporates documents by reference which are not presented in or delivered with this prospectus supplement. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of those documents. You should rely only on the information contained in this prospectus supplement and in the documents that we have incorporated by reference into this prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus supplement in any state or jurisdiction where the offer is not permitted.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
GUARANTEES OF DEBT SECURITIES
WARRANTS

We or selling securityholders may from time to time offer to sell common stock, preferred stock, debt securities, guarantees or warrants. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “NEM.”

Investing in our securities involves a high degree of risk. See the “Risk Factors” section of our filings with the SEC and the applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

The date of this prospectus is October 15, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time.

The types of securities that we may offer and sell from time to time pursuant to this prospectus are:

•	debt securities;

•	common stock;

•	preferred stock;

•	guarantees; and

•	warrants.

Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus (including information incorporated by reference in this prospectus) are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Our forward-looking statements include, without limitation:

•	statements regarding future earnings;

•	estimates of future mineral production and sales, for specific operations and on a consolidated or equity basis;

•	estimates of future costs applicable to sales, other expenses and taxes for specific operations and on a consolidated basis;

•	estimates of future cash flows;

•	estimates of future capital expenditures and other cash needs, for specific operations and on a consolidated basis, and expectations as to the funding thereof;

•	estimates regarding timing of future capital expenditures, construction, production or closure activities;

•	statements as to the projected development of certain ore deposits, including estimates of development and other capital costs and financing plans for these deposits;

•	estimates of reserves and statements regarding future exploration results and reserve replacement and the sensitivity of reserves to metal price changes;

•	statements regarding the availability and costs related to future borrowing, debt repayment and financing;

•	statements regarding modifications to hedge and derivative positions;

•	statements regarding future transactions relating to portfolio management or rationalization efforts;

•	statements regarding the cost impacts of future changes in the legal and regulatory environment in which we operate; and

•	estimates of future costs and other liabilities for certain environmental matters.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Such risks include, but are not limited to:

•	the price of gold, copper and other commodities;

•	currency fluctuations;

•	geological and metallurgical assumptions;

•	operating performance of equipment, processes and facilities;

•	labor relations;

•	timing of receipt of necessary governmental permits or approvals;

•	domestic and foreign laws or regulations, particularly relating to the environment and mining;

•	domestic and international economic and political conditions;

•	our ability to obtain or maintain necessary financing; and

•	other risks and hazards associated with mining operations.

More detailed information regarding these factors is included in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. Given these uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements.

All subsequent written and oral forward-looking statements attributable to Newmont or to persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. We disclaim any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

THE COMPANY

Newmont Mining Corporation is primarily a gold producer with significant assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, Bolivia, New Zealand and Mexico. As of December 31, 2006, we had proven and probable gold reserves of 93.9 million equity ounces and an aggregate land position of approximately 44,470 square miles (115,200 square kilometers). We are also engaged in the production of copper, principally through our Batu Hijau operation in Indonesia.

Newmont Mining Corporation’s original predecessor corporation was incorporated in 1921 under the laws of Delaware. Our principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203, and our telephone number is (303) 863-7414. Our website is located at www.newmont.com. Information contained on our website is not a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors under the heading “Risk Factors” (in our current report on Form 8-K filed with the SEC on July 11, 2007, which is incorporated by reference into this prospectus and the applicable prospectus supplement, as the same may be updated from time to time by our future filings under the Securities Exchange Act.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Six months ended	Year ended December 31,
	June 30, 2007	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges	(1.7)	8.4	7.4	10.4	7.0	1.9

For these ratios, “earnings” is computed by adding income (loss) from continuing operations before income taxes and fixed charges (excluding capitalized interest) and excluding our share of income/losses in its equity method affiliates. Fixed charges consist of interest expense, including capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense.

In July 2007, we raised $1.15 billion of cash proceeds by issuing convertible notes at par in a private placement. Of the $1.15 billion convertible notes, $575 million pay interest at 1.250 percent and are due in 2014 and $575 million pay interest at 1.625 percent and are due in 2017. The notes are convertible into cash and shares of our common stock (or, at our election, in lieu of such shares of common stock, cash or any combination of cash and shares of our common stock), under certain circumstances.

DIVIDEND POLICY

We declared a dividend of $0.10 per share of common stock outstanding in each quarter of 2006 and 2005, for a total of $0.40 during each year. The exchangeable shares issued by Newmont Mining Corporation of Canada Limited are exchangeable at the option of the holders into Newmont common stock. Holders of exchangeable shares are therefore entitled to receive dividends equivalent to those that we declare on our common stock. For more information on the exchangeable shares, see “Description of Capital Stock—Special Voting Stock.”

We declared:

•	a regular quarterly dividend totaling $0.10 per common share through March 31, 2007 paid on March 29, 2007;

•	a regular quarterly dividend of $0.10 per share through June 30, 2007 paid on June 29, 2007; and

•	a regular quarterly dividend of $0.10 per share through September 30, 2007, payable on September 28, 2007.

Additionally, Newmont Mining Corporation of Canada Limited declared regular quarterly dividends on the exchangeable shares totaling CDN$0.1185 per share payable on March 29, 2007 to holders of record at the close of business on March 7, 2007, CDN$0.1123 per share payable on June 29, 2007 to holders of record at the close of business on June 8, 2007 and CDN$0.1044 per share payable on September 28, 2007 to holders of record at the close of business on September 6, 2007.

The determination of the amount of future dividends will be made by our board of directors from time to time and will depend on our future earnings, capital requirements, financial condition and other relevant factors.

DESCRIPTION OF CAPITAL STOCK

The rights of our stockholders will be governed by Delaware law, our certificate of incorporation and our by-laws. The following is a summary of the material terms of our capital stock. For additional information regarding our capital stock, please refer to the applicable provisions of Delaware law, our certificate of incorporation and by-laws.

As of October 10, 2007, we had 755,000,000 shares of authorized capital stock. Those shares consisted of:

•	5,000,000 shares of preferred stock, par value $5.00 per share, of which one share of special voting stock was outstanding; and

•	750,000,000 shares of common stock, par value $1.60 per share, of which (1) 431,706,202 shares were outstanding, including shares evidenced by Australian CHESS depositary interests which represent beneficial ownership of shares of our common stock on a ten-for-one basis and (2) 20,125,306 shares were issuable upon conversion of the exchangeable shares of Newmont Mining Corporation of Canada Limited (“Newmont Canada”), have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock.

The holder of the outstanding share of special voting stock exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of outstanding shares of the exchangeable shares.

Common Stock

The following is a summary of the terms of our common stock. For additional information regarding our common stock, please refer to our certificate of incorporation, our by-laws and the applicable provisions of Delaware law.

Dividend Rights

Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds of Newmont legally available for the payment of dividends. Subject to the terms of any outstanding preferred stock, holders of our common stock may not receive dividends until we have satisfied our obligations to any holders of our preferred stock.

As a Delaware corporation, we may pay dividends out of surplus capital or, if there is no surplus capital, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the General Corporation Law of the State of Delaware also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Currently, we pay dividends on our common stock each quarter. The determination of the amount and timing of future dividends will be made by our board of directors from time to time and will depend on our future earnings, capital requirements, financial conditions and other relevant factors.

Voting and Other Rights

Holders of our common stock are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters.

The holder of our special voting share, on behalf of the holders of the exchangeable shares of Newmont Canada, is entitled to vote, as a single class, together with the holders of shares of our common stock on all matters on which our stockholders are entitled to vote. The holders of record of a majority of the outstanding shares of our capital stock entitled to vote at the meeting of our stockholders must be present in person or represented by proxy at the meeting in order to constitute a quorum for all matters to come before the meeting. For purposes of determining the presence of a quorum, “shares of our capital stock” includes shares of our common stock (including shares represented by Australian CHESS depositary interests), as well as the maximum number of shares of our common stock that the holder of the special voting share is entitled to vote at the meeting on behalf of the holders of the outstanding exchangeable shares. For additional information regarding our special voting share, please see the discussion in “—Special voting stock” below.

Special meetings of our stockholders may be called by our board of directors or by the chairman of the board or by our president, and will be called by the chairman of the board or by our president or secretary upon a written request stating the purposes of the proposed meeting and signed by a majority of our board of directors or stockholders owning at least 25% of our outstanding capital stock entitled to vote at the meeting.

Written notice of a meeting of our stockholders is given personally or by mail, not less than 10 days nor more than 60 days before the date on which the meeting is held, to each stockholder of record entitled to vote at the meeting. The notice must state the time, place and purposes of the meeting. In the event of a special meeting called upon the written request of our stockholders, the notice will describe any business set forth in the statement of purpose in the written stockholder request, as well as any additional business that our board of directors proposes to be conducted at the meeting. If mailed, the notice will be sent to our stockholders at their respective addresses appearing on our stock records or to such other addresses as they may designate in writing, and will be deemed given when mailed. A waiver of any notice, signed by a stockholder before or after the time for the meeting, will be deemed equivalent to that stockholder having received the notice.

Our board of directors is not classified. Directors are to be elected by a plurality of those shares of our capital stock present and entitled to vote at a meeting of stockholders, and our stockholders do not have the right to cumulate their votes in the election of directors.

Liquidation

In the event of any liquidation, dissolution or winding up of Newmont, holders of our common stock would be entitled to receive proportionately any assets legally available for distribution to our stockholders with respect to shares held by them, subject to any prior rights of the holders of any of our preferred stock then outstanding. Immediately prior to any liquidation, dissolution or winding up of Newmont, all holders of exchangeable shares would become holders of our common stock pursuant to the terms of the exchangeable shares and would therefore be entitled to share ratably in any distribution to other holders of common stock.

Redemption

Our common stock is not redeemable or convertible.

Other Provisions

All of the issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive rights with respect to any of our securities.

Listing

Our common stock trades on the New York Stock Exchange under the symbol “NEM.” ChaseMellon Stockholder Services, L.L.C. is the registrar, transfer agent, conversion agent and dividend disbursing agent for our common stock.

Our common stock also trades in the form of Australian CHESS depositary interests on the Australian Stock Exchange under the symbol “NEM.”

Australian CHESS Depositary Interests (CDIs)

The CDIs are units of beneficial ownership in shares of our common stock that are held by CHESS Depositary Nominees Pty Ltd. (ACN 071346506) (“CDN”), a wholly owned subsidiary of the Australian Stock Exchange Limited (ACN 008624691). The CDIs entitle holders to dividends and other rights economically equivalent to our common stock on a ten-for-one basis, including the right to attend meetings of our stockholders. The CDIs are convertible at the option of the holders into shares of our common stock held by CDN on a ten-for-one basis. CDN, as the stockholder of record, will vote the underlying shares of our common stock in accordance with the directions of the CDI holders.

Preferred Stock—General

Our preferred stock is issuable in series. Our board of directors has the power to fix various terms for each series of preferred stock, including the following:

•	voting powers,

•	designations,

•	preferences,

•	the relative participating and option or other rights,

•	qualifications, and

•	limitations and restrictions.

Special Voting Stock

The following is a summary of our special voting stock, which consists of a share of preferred stock with special voting rights. For additional information regarding our special voting stock, please refer to the certificate of designations setting forth the terms of the special voting stock.

Computershare Trust Company of Canada, as trustee under a voting and exchange trust agreement, holds the outstanding share of special voting stock. The holder of the special voting share exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of the exchangeable shares of our wholly-owned subsidiary, Newmont Canada. The exchangeable shares have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock. Upon the unanimous approval of our board of directors, Newmont Canada may from time to time issue additional exchangeable shares. The following is a summary description of the material provisions of the rights, privileges, restrictions and conditions attaching to the special voting share and the related exchangeable shares as they affect us.

Ranking

With respect to distributions of assets upon liquidation, dissolution or winding up of Newmont, the special voting share ranks (1) senior to our common stock, (2) on parity with our other preferred stock and (3) junior to any other class or series of our capital stock.

Dividend Rights

The special voting share is not entitled to receive dividends.

Holders of exchangeable shares are entitled to receive dividends from Newmont Canada which are equivalent to any declared by our board of directors on our common stock. These dividends will be paid out of money, assets or property of Newmont Canada properly applicable to the payment of dividends, or out of authorized but unissued shares of Newmont Canada, as applicable. Holders of exchangeable shares are not entitled to any dividends other than or in excess of the foregoing dividends. The record date for the determination of the holders of exchangeable shares entitled to receive payment of, and the payment date for, any dividend declared on the exchangeable shares will be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on shares of our common stock.

Voting Rights

Holders of exchangeable shares are not holders of our common stock and, therefore, do not have the direct right to vote on matters relating to us on which our stockholders are entitled to vote.

The holder of the special voting share has the right to vote together with the holders of our common stock on all matters on which holders of our common stock are entitled to vote. The holder of the special voting share is entitled to cast a number of votes equal to the lesser of (1) the number of exchangeable shares outstanding from time to time (except those exchangeable shares held by us or our affiliates) and (2) 10% of the total number of votes attached to the shares of our common stock then outstanding. The holder of the special voting share will exercise the voting and others rights attached to the share only on the basis of instructions received from holders of exchangeable shares, as trustee for and on behalf of the registered holders of the exchangeable shares.

Certain Restrictions

So long as any of the exchangeable shares not owned by us or our affiliates are outstanding:

(1)	without the approval of the holders of the exchangeable shares and Newmont Canada (unless in each case the economic equivalent is simultaneously issued, distributed or made, as the case may be, to the holders of exchangeable shares), we will not:

•	issue or distribute shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to the holders of all or substantially all of the then outstanding shares of our common stock by way of stock dividend or other distribution, other than an issue of shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to holders of shares of our common stock (a) who exercise an option to receive dividends in shares of our common stock or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, in lieu of receiving cash dividends, or (b) pursuant to any dividend reinvestment plan or similar arrangement;

•	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of our common stock entitling them to subscribe for or to purchase shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock;

•	issue or distribute to the holders of all or substantially all of our then outstanding shares of common stock (a) shares or securities (including evidences of indebtedness) of Newmont of any class (other than shares of our common stock or securities convertible into or exchangeable for or carrying rights to acquire shares of our common stock), or (b) rights, options, warrants or other assets other than those referred to above;

•	subdivide, redivide or change our then outstanding shares of common stock into a greater number of shares of our common stock;

•	reduce, combine, consolidate or change our then outstanding shares of common stock into a lesser number of shares of our common stock; or

•	reclassify or otherwise change shares of our common stock or effect an amalgamation, merger, reorganization or other transaction affecting shares of our common stock.

(2)	in the event that a tender offer, share exchange offer, issuer bid, takeover bid or similar transaction with respect to shares of our common stock is proposed by us or is proposed to us or our stockholders and is recommended by our board, or is otherwise effected or to be effected with the consent or approval of the our board, and the exchangeable shares are not redeemed by Newmont Canada or purchased by us (or our wholly-owned subsidiary, Newmont Holdings ULC), we will expeditiously and in good faith take all actions and do all things as are reasonably necessary or desirable to enable and permit holders of exchangeable shares (other than us and our affiliates) to participate in the transaction to the same extent and on an economically equivalent basis as the holders of shares of our common stock, without discrimination. Without limiting the generality of the foregoing, we will take all actions and do all things as are reasonably necessary or desirable to ensure that holders of exchangeable shares may participate in each similar transaction without being required to retract exchangeable shares as against Newmont Canada or, if so required, to ensure that any retraction, shall be effective only upon, and shall be conditional upon, the closing of that transaction and only to the extent necessary to participate in the transaction.

Liquidation Rights

In the event of the liquidation, dissolution or winding-up of Newmont, (1) the holder of the special voting share will be entitled to receive an amount equal to $0.001 and (2) all of the exchangeable shares will automatically be exchanged for shares of our common stock. We will purchase each exchangeable share on the fifth business date prior to the liquidation, dissolution or winding up for a purchase price per share to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

In the event of the liquidation, dissolution or winding-up of Newmont Canada, we (or Newmont Holdings ULC) have the right to purchase all, but not less than all, of the outstanding exchangeable shares from the holders thereof upon payment of a liquidation amount. The liquidation amount will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on the liquidation, dissolution or winding-up of Newmont Canada, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

Redemption and Retraction

The special voting share is not redeemable or convertible, except, if no exchangeable shares, other than exchangeable shares held by us or our affiliates, or securities which could give rise to the issuance of any exchangeable shares to any person, are outstanding, the special voting share will automatically be redeemed for $0.001.

Holders of exchangeable shares are entitled at any time, upon delivery of a certificate representing their exchangeable shares and a duly executed retraction request, to require Newmont Canada to redeem their exchangeable shares. The retraction price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on a retraction of an exchangeable share, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any. Newmont Canada must deliver all retraction requests to us (or Newmont Holdings ULC), whereupon we (or Newmont Holdings ULC), instead of Newmont Canada, will have the right to purchase for the retraction price the exchangeable shares that are the subject of the request. If we do not exercise this right, Newmont Canada is required to effect the redemption.

On or at any time after the twelfth anniversary of the date on which the exchangeable shares were first issued, subject to acceleration in some circumstances, Newmont Canada is required to redeem all the outstanding exchangeable shares. The redemption price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions of the exchangeable shares on a redemption of exchangeable shares, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends, if any. In this event, we (or Newmont Holdings ULC) will have the overriding right to acquire the outstanding exchangeable shares in exchange for the redemption price on the redemption date. If we exercise this right, Newmont Canada’s obligation to redeem the exchangeable shares will terminate.

Listing

The exchangeable shares are listed on the Toronto Stock Exchange under the symbol “NMC.”

Anti-Takeover Provisions

Article Ninth of our certificate of incorporation may make it more difficult for various corporations, entities or persons to acquire control of us or to remove management.

Article Ninth of our certificate of incorporation requires us to get the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class, to enter into the following types of transactions:

•	a merger or consolidation between us and another corporation that holds 10% or more of our outstanding shares;

•	the sale or lease of all or a substantial part of our assets to another corporation or entity that holds 10% or more of our outstanding shares; or

•	any sale or lease to us of assets worth more than $10 million in exchange for our securities by another corporation or entity that holds 10% or more of our outstanding shares.

However, Article Ninth does not apply to any transaction if:

•	our board of directors approves the transaction before the other corporation, person or entity becomes a holder of 10% or more of our outstanding shares; or

•	we or our subsidiaries own a majority of the outstanding voting shares of the other corporation.

Article Ninth can only be altered or repealed with the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class.

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the indentures under which the debt securities would be issued, unless otherwise specified in a prospectus supplement. The particular terms of the debt securities to be sold by us will be set forth in a prospectus supplement relating to such debt securities.

The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be our general unsecured obligations and will rank as described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under one or both of the indentures dated as of July 17, 2007 between us, Newmont USA Limited and The Bank of New York Trust Company, N.A., which have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplemental indentures as are adopted from time to time. The following summary of certain provisions of those indentures does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of that indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

The indentures do not limit the amount of debt securities that may be issued thereunder. The applicable prospectus supplement with respect to any debt securities will set forth the following terms of the debt securities offered pursuant thereto:

(1)	the title and series of such debt securities, including CUSIP numbers;

(2)	any limit upon the aggregate principal amount of such debt securities of such title or series;

(3)	whether such debt securities will be in global or other form;

(4)	the date(s) and method(s) by which principal and any premium on such debt securities is payable;

(5)	interest rate or rates (or method by which such rate will be determined), if any;

(6)	the dates on which any such interest will be payable and the method of payment;

(7)	whether and under what circumstances any additional amounts are payable with respect to such debt securities;

(8)	the notice, if any, to holders of such debt securities regarding the determination of interest on a floating rate debt security;

(9)	the basis upon which interest on such debt securities shall be calculated, if other than that of a 360-day year of twelve 30-day months;

(10)	the place or places where the principal of and interest or additional amounts, if any, on such debt securities will be payable;

(11)	any redemption or sinking fund provisions;

(12)	the denominations of such debt securities;

(13)	any rights of the holders of such debt securities to convert the debt securities into other securities or property;

(14)	the terms, if any, on which payment of principal or any premium, interest or additional amounts on such debt securities will be payable in a currency other than U.S. dollars;

(15)	the terms, if any, by which the amount of payments of principal or any premium, interest or additional amounts on such debt securities may be determined by reference to an index, formula, financial or economic measure or other methods;

(16)	if other than the principal amount hereof, the portion of the principal amount of such debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

(17)	any events of default or covenants in addition to or in lieu of those described herein and remedies therefor;

(18)	whether such debt securities will be subject to defeasance or covenant defeasance;

(19)	the terms, if any, upon which such debt securities are to be issuable upon the exercise of warrants;

(20)	any trustees other than The Bank of New York Trust Company, N.A., and any authenticating or paying agents, transfer agents or registrars or any other agents with respect to such debt securities;

(21)	the terms, if any, on which such debt securities will be subordinate to other debt of Newmont; and

(22)	any other specific terms of such debt securities and any other deletions from or additions to or modifications of the indenture with respect to such debt securities.

Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

The indentures do not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of Newmont, subject to limited exceptions. Our certificate of incorporation also contains other provisions which may prevent or limit a change of control. See “Description of Capital Stock.”

Modification and Amendment

Subject to certain exceptions, the applicable indenture may be amended with respect to a series, and the notes of that series may be amended, with the consent of the holders of at least a majority in principal amount of the notes of that series then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of that series) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to a series of notes with the consent of the holders of a majority in principal amount of the notes of that series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes of that series). However, without the consent of each holder of an outstanding note of a series affected, no amendment with respect to such series may, among other things:

(1)	reduce the amount of notes of such series whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note of such series;

(3)	reduce the principal of or extend the stated maturity of any note of such series;

(4)	make any change that adversely affects the conversion rights of any notes of such series;

(5)	reduce the fundamental change purchase price of any note of such series or amend or modify in any manner adverse to the holders of notes of such series our obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note of such series payable in money other than that stated in the note or, other than in accordance with the provisions of the applicable indenture, eliminate any existing subsidiary guarantee of the notes of such series;

(7)	impair the right of any holder of a note of such series to receive payment of principal and interest, including additional interest, on such holder’s notes of such series on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes of such series; or

(8)	make any change in the amendment provisions which require the consent of each holder of notes of such series or in the waiver provisions with respect to such series.

Without the consent of any holder, we and the trustee may amend either or both of the indentures and the notes of any series to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	evidence the succession of another entity to Newmont and provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture;

(3)	provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4)	add guarantees with respect to the notes of any series;

(5)	secure the notes of any series;

(6)	add to the covenants of Newmont for the benefit of the holders of notes of any series or surrender any right or power conferred upon us with respect to any series;

(7)	evidence and provide for the acceptance of appointment of a successor trustee pursuant to the indenture;

(8)	comply with the provisions of any clearing agency, clearing corporation or clearing system, the trustee or the registrar with respect to the provisions of the indenture or the notes relating to transfers and exchanges of notes of any series;

(9)	provide for the conversion of notes of any series in accordance with the terms of the indenture;

(10)	make any change with respect to any series that does not materially adversely affect the rights of any holder of notes of such series;

(11)	comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act; or

(12)	conform the provisions of the indentures to the “Description of Debt Securities” section in the applicable prospectus supplement.

The consent of the holders is not necessary under the indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under either of the indentures becomes effective, we are required to mail to the holders of the series of notes to which the amendment relates a notice briefly describing such amendment. However, the failure to give such notice to all the holders of notes of that series, or any defect in the notice, will not impair or affect the validity of the amendment.

Events of Default

Unless otherwise provided in any prospectus supplement, the following will be events of default under the applicable indenture with respect to each series of debt securities issued thereunder:

(a)	default in any payment of interest, including any additional interest, if any, on any note of such series when due and payable and the default continues for a period of 30 days;

(b)	default in the payment of principal of any note of such series when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(c)	failure by us to comply with its obligation to convert the notes of such series in accordance with the applicable indenture upon exercise of a holder’s conversion right and the default continues for a period of 3 business days after there has been given, by registered or certified mail, to us by the trustee or by such holder, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the applicable indenture;

(d)	failure by us to give a fundamental change notice or notice of a specified corporate transaction with respect to such series, in each case when due;

(e)	failure on the part of us or Newmont USA Limited duly to observe or perform any other of the covenants or agreements on the part of us or Newmont USA Limited, as the case may be, in respect of the notes of such series contained in the applicable indenture and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us and Newmont USA Limited by the trustee or to us, Newmont USA Limited and the trustee by the holders of at least 25% in principal amount of the notes of that series, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the applicable indenture;

(f)	default by us or Newmont USA Limited with respect to any Material Indebtedness (as defined below), whether such Material Indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise; provided, that any event of default under either of the foregoing clauses (i) and (ii) shall be deemed cured and not to be continuing upon the payment of such indebtedness or the rescission or annulment of any acceleration of such indebtedness;

(g)	a court having jurisdiction enters a decree or order for relief in respect of us or Newmont USA Limited in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of us or Newmont USA Limited or for all or substantially all of its property or ordering the winding up or liquidation of its affairs, and such decree or order remains unstayed and in effect for a period of 90 consecutive days;

(h)	we or Newmont USA Limited commences a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of us or Newmont USA Limited, respectively, or for all or substantially all of its property, or makes any general assignment for the benefit of creditors; or

(i)	except as permitted by the applicable indenture, (i) the subsidiary guarantee of Newmont USA Limited with respect to notes of such series shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or (ii) Newmont USA Limited shall deny or disaffirm its obligation under its subsidiary guarantee with respect to the notes of such series.

“Material Indebtedness” is indebtedness (other than indebtedness under the notes of the applicable series) of any one or both of us and Newmont USA Limited in an aggregate principal amount exceeding $75,000,000.

If an event of default occurs and is continuing with respect to a series of notes, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes of that series by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including any additional interest, on all the notes of that series to be due and payable. In case of the events of default described in clauses (g) and (h) above, 100% of the principal of and accrued and unpaid interest on the notes of each series will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest, will be due and payable immediately.

Notwithstanding the foregoing, the indentures will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indentures and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes of each series with respect to which we elect to pay additional interest at an annual rate equal to 0.25% of the principal amount of the notes of the applicable series. If we so elect, such additional interest will accrue on all outstanding notes of each series with respect to which we elect to pay additional interest from and including the date on which the event of default relating to the failure to comply with the reporting obligations in the indentures or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act first occurs to but not including the 120th day thereafter (or such earlier date on which such event of default is cured or, with respect to a series, waived by the holders of a majority in principal amount of the outstanding notes of that series). On such 120th day (or earlier, if the event of default relating to the reporting obligations under the indentures or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act is cured or, with respect to a series, waived by the holders of a majority in principal amount of the outstanding notes of that series prior to such 120th day), such additional interest will cease to accrue and, if the event of default relating to reporting obligations or the failure to comply with Section 314(a)(1) of the Trust Indenture Act has not been cured or, with respect to a series, waived with respect to that series prior to such 120th day, the notes of that series will be subject to acceleration as provided above. The provisions of the indentures described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest on the notes of a series as the sole remedy during the first 120 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in the indentures or the failure to comply with Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we must notify all holders of notes of that series and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs. We may make such an election with respect to any series of notes.

The holders of a majority in principal amount of the outstanding notes of a series may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) with respect to that series. The holders of a majority in principal amount of the outstanding notes of a series may also rescind any acceleration with respect to the notes of that series and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes of that series that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indentures relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indentures at the request or direction of any of the holders of notes of a series unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the applicable indenture or the notes of a series unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes of that series have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes of that series have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to that series or of exercising any trust or power conferred on the trustee with respect to that series.

The indentures provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the applicable indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under either of the indentures, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indentures provide that if a default occurs and is continuing with respect to a series of notes and is known to the trustee, the trustee must mail to each holder of notes of that series notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note of a series, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders of notes of that series. In addition, with respect to each series of notes, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year with respect to such series of notes. We also are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Consolidation, Merger and Sale of Assets

The indentures provide that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity (if not us) expressly assumes by supplemental indenture all of our obligations under the notes, the applicable indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the applicable indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, Newmont under the applicable indenture.

Covenants

Any covenants of Newmont with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Redemption; Repurchase at the Option of the Holder; Sinking Fund

The terms and conditions, if any, upon which (i) the debt securities are redeemable at our option, (ii) the holder of debt securities may cause us to repurchase such debt securities or (iii) the debt securities are subject to any sinking fund will be set forth in the applicable prospectus supplement relating thereto.

Repurchases on the Open Market

We or any of our affiliates may at any time or from time to time repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of Newmont or the relevant affiliate of Newmont, be held, resold or surrendered to the trustee for cancellation.

Discharge, Defeasance and Covenant Defeasance

We may satisfy and discharge our obligations under the applicable indenture as to the notes of a series by (i) delivering to the securities registrar for cancellation all outstanding notes of that series or by depositing with the trustee or delivering to the holders of the notes of that series, as applicable, after the notes of that series have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and shares of common stock (or, at our election, in lieu of such shares of our common stock, cash or any combination of cash and shares of our common stock), if applicable, sufficient to pay all of the outstanding notes of that series, and (ii) paying all other sums payable under the applicable indenture by us with respect to that series. Such discharge is subject to terms contained in the indentures.

Applicable Law

The indentures provide that the debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

About the Trustee

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York Trust Company, N.A. is the trustee under the indenture.

Subsidiary Guarantees of Newmont USA Limited

Unless otherwise specified in the applicable prospectus supplement, Newmont USA Limited will unconditionally guarantee our payment obligations under the notes. Newmont USA Limited’s subsidiary guarantees will be general unsecured obligations of Newmont USA Limited that will rank senior in right of payment to any of its future indebtedness that is expressly subordinated in right of payment to the subsidiary guarantees, and equally in right of payment with all existing and future unsecured indebtedness and liabilities of Newmont USA Limited that are not so subordinated. Financial information for Newmont USA Limited can be found in the Newmont SEC filings (File No. 001-31240) as listed in “Where You Can Find More Information.” As of June 30, 2007, Newmont USA Limited had approximately $2.5 billion of consolidated indebtedness (including guaranteed debt), which consisted of approximately $1,407 million of guarantees of indebtedness of Newmont, and approximately $452 million of its own debt, approximately $235 million of which is secured. The remaining debt of approximately $675 million is non-recourse debt of subsidiary companies. Newmont USA Limited’s subsidiary guarantees of the notes will be effectively subordinated to all secured debt of Newmont USA Limited to the extent of the value of the assets securing such indebtedness, and will be effectively subordinated to all liabilities of Newmont USA Limited’s subsidiaries. In the event of bankruptcy, liquidation, reorganization or other winding up of Newmont USA Limited, the assets of Newmont USA Limited that secure secured debt will be available to pay obligations under the subsidiary guarantees only after all indebtedness under such secured debt has been repaid in full from such assets. In addition to the holders of the notes, the holders of Newmont USA Limited’s other equally ranking unsecured indebtedness and liabilities will have claims against any assets remaining after the payment of all such secured debt. We advise you that there may not be sufficient assets remaining to pay amounts due under either of Newmont USA Limited’s subsidiary guarantees.

The subsidiary guarantee with respect to a note is not convertible and will automatically terminate when that note is converted into common stock.

Under the terms of Newmont USA Limited’s full and unconditional guarantees, holders of the notes will not be required to exercise their remedies against us before they proceed directly against Newmont USA Limited.

Newmont USA Limited will be released and relieved from all its obligations under its subsidiary guarantees in the following circumstances, each of which is permitted by the indentures:

•	upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of Newmont USA Limited (other than to us or any of our affiliates);

•	upon the sale or disposition of all or substantially all the assets of Newmont USA Limited (other than to us or any of our affiliates); or

•	upon such time as Newmont USA Limited ceases to guaranty any of our indebtedness other than (i) indebtedness not exceeding $75,000,000 in the aggregate (it being understood that indebtedness of Newmont that is guaranteed by Newmont USA Limited and that also provides that the guarantee of Newmont USA Limited under such indebtedness shall be released and relieved upon such time as Newmont USA Limited ceases to guaranty any of our indebtedness other than indebtedness not exceeding $75,000,000 or more in the aggregate shall not be considered in calculating the amount of indebtedness under this clause (i)) and (ii) indebtedness under the notes.

The subsidiary guarantee for each series of the notes will contain a provision intended to limit Newmont USA Limited’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act of 1933, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus.

VALIDITY OF THE SECURITIES

The validity of the securities offered hereby will be passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in the registration statement of which this prospectus is a part by reference to Newmont Mining Corporation’s Current Report on Form 8-K dated October 15, 2007, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the registration statement of which this prospectus is a part by reference to the Annual Report on Form 10-K of Newmont Mining Corporation for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC’s web site at http://www.sec.gov. The information on our website is not incorporated by reference into and is not made a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

We “incorporate by reference” in this prospectus certain information that we file with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below that have been previously filed with the SEC. These documents contain important information about us and our financial condition. The footnotes to the financial statements within certain of these documents contain financial information for Newmont USA Limited.

Newmont SEC Filings (File No. 001-31240)	Period

Annual Report on Form 10-K (including the portions of our proxy statement for our 2007 annual meeting of stockholders incorporated by reference therein, but excluding the financial statements)	Year ended December 31, 2006

Quarterly Report on Form 10-Q	Quarters ended March 31, 2007 (excluding the financial statements) and June 30, 2007

Current Reports on Form 8-K	Filed February 12, 2007, June 1, 2007, June 8, 2007 (as amended on July 19), July 6, 2007, July 11, 2007, July 12, 2007, July 17, 2007 (as amended on August 3, 2007), July 24, 2007, August 23, 2007, October 10, 2007 and October 15, 2007

We also incorporate by reference in this prospectus any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that may be offered by this prospectus. However, we are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of Form 8-K.

You may request a copy of these filings at no cost to you, by writing or telephoning us as follows:

Newmont Mining Corporation
1700 Lincoln Street
Denver, Colorado 80203
Attn: Office of the Secretary
(303) 863-7414

This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. You should rely only on the information contained in this prospectus and in the documents that we have incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

$350,000,000

  % Convertible Senior Notes due 2012

Prospectus Supplement

               , 2009

Citi
J.P.Morgan

BMO Capital Markets